As filed with the Securities and Exchange Commission on October 19 , 2010
Registration No.  333-167173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 4
TO
FORM S-1 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHERN CHINA LIVESTOCK, INC.
(Exact name of registrant as specified in its charter)

Delaware	0200	N/A
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province
People’s Republic of China
 +86 (701) 568-0890
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Luping Pan
88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province
People’s Republic of China
 +86 (701) 568-0890
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Gregg E. Jaclin, Esq. Kristina L. Trauger, Esq. Yarona Y. Liang, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel: (732) 409-1212 Fax: (732) 577-1188	Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Jr. Daniel L. Reichman Loeb & Loeb, LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4159 Fax: (212) 504-3013

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share		$(2)	$23,000,005	$1,639.90

Common stock, par value $0.001 per share	1,531,084(3)	$(4)	$10,717,588	$764.16

Common stock, par value $0.001 per share, issuable upon the exercise of warrants at a fixed price of $5.50 per share	852,061(5)	$5.50	$4,686,336 (6)	$334.14

Total Registration Fee				$2,738.20
____________________

(1)
In accordance with Rule 416(a), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,531,084 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus.

(4)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o), promulgated under the Securities Act.

(5)
Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an exercise price of $5.50 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus.  A prospectus to be used for the public offering by the Registrant of up to _________ shares of the Registrant’s common stock (in addition to ______ shares that may be sold upon exercise of the underwriters’ over-allotment option) (the “Public Offering Prospectus”) through the underwriters named on the cover page of the Public Offering Prospectus.

•
Resale Prospectus.  A prospectus to be used for the resale by selling stockholders of up to 2,383,145 shares of the Registrant’s common stock (including 852,061 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 6;
•	they contain different Use of Proceeds sections on page 25;
•	the Capitalization and Dilution sections are deleted from the Resale Prospectus on page 27 and page 28, respectively;
•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 73A;
•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 60 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 78A deletes the reference to counsel for the underwriters; and
•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 19 , 2010

________ Common Shares

SOUTHERN CHINA LIVESTOCK, INC.

This is the initial public offering of our common stock.   We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ Capital Market under the symbol “SCLI.”

We are offering all of the _______ shares of common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $_____ and $_____ per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 14 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share			Total
Public offering price	$	[___	]	$	[___	]
Underwriting discounts and commissions (1)	$	[___	]	$	[___	]
Proceeds, before expenses, to us	$	[___	]	$	[___	]
______________
(1)  The underwriters will receive compensation in addition to the discounts and commissions as set forth under “Underwriting.”

The underwriters have a 45-day option to purchase up to ______ additional shares of common stock from us solely to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $[______], and our total proceeds, before expenses, will be $[______].

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about [__________], 2010.

Rodman & Renshaw, LLC	Newbridge Securities Corporation

The Date of this Prospectus is: ____________________, 2010

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

Business Overview

We are in the business of breeding, raising and selling live hogs in the People’s Republic of China, which we refer to as China or the PRC. We operate our business through our subsidiaries, which operate 24 breeding farms and own a total of approximately 115,000 pigs. Our headquarters is located in southwest China in Yingtan City, Jiangxi province.   Our hog breeding farms are located throughout Jiangxi province, and we believe that we are the largest hog breeder in Jiangxi province.

We control each phase of pre-slaughter pork production in the following manner:

●	We breed and raise breeding sows on our own facilities.

●	We breed the sows’ piglets and raise the piglets until they are marketable as hogs.

●	When the piglets mature, we sell the mature hogs.

Feed is the most significant cost of operating a hog farm. Our hog farms purchase feed products and raw materials such as corn and soybeans from several feed suppliers under short-term contracts.   The normal breeding cycle for pigs is approximately five months, so a breeding pig can give birth 2.2 times a year on average. A breeding pig can bear 10-12 piglets every five months, and breed for four years.

We sell hogs to trading agencies mainly in the Chinese cities of Shenzhen and Shanghai and in Jiangxi province.   During 2009 and 2008, approximately 70% of our hogs were sold to Shenzhen city. We currently sell more than 95% of our hogs to Shenzhen Dexing Food Development Limited (“Shenzhen Dexing”), a government-related trading company, pursuant to contracts with Shenzhen Dexing.  One of these contracts, which has a three-year term commencing March 24, 2009, provides for us to sell to Shenzhen Dexing 50,000 pigs per months for a total of 600,000 pigs per year.  The second contract provides for Shenzhen Dexing to purchase 200,000 pigs during the one-year period commencing February 1, 2010.  With agreements covering the sale of 800,000 pigs, we are devoting almost all of our production to sales pursuant to these contracts.    Although the contracts provide for the delivery of a specified number of pigs, the agreements also provide that each shipment’s delivery date and quantity is subject to further agreement.  These subsequent agreements have not been reduced to writing, but Shenzhen Dexing is aware of our capacity and has accepted our delivery quantities and schedule. The delivery quantity and schedule is wholly dependent upon the breeding schedule and maturity of the hogs.  Shenzhen Dexing has accepted delivery of all hogs that we have provided to date, although we have not exceeded the number of hogs set forth in the contracts. These contracts effectively cap the aggregate annual delivery to 600,000 and 200,000 hogs, respectively.  The agreements do not provide for any remedy if we are not able to deliver the full number of pigs per year.  Rather, the contact covering the annual purchase of 600,000 pigs has a performance bonus of RMB 10 or $1.47 per pig if we sell the full 600,000 per year. Since we did not reach this target number, we have not received any bonus.

In April 2008, Shenzhen Agriculture Bureau awarded us an Agriculture Production Base for Shenzhen City, China from April 2008 to April 2011. Under the terms of this award, Shenzhen Dexing is to purchase from us up to a total of 83,000 pigs during the period from April 2008 to April 2011. In addition, Shenzhen Pindexian Food Co., Ltd., also a government-related trading company, is to purchase up to 50,000 hogs from us from April 2008 to April 2011.

We sold to Shenzhen Dexing approximately 120,000 hogs during year ended September 30, 2009 and approximately 122,000 hogs during the nine months ended June 30, 2010 and approximately 62,000 hogs during the quarter ended September 30, 2010 .  Through September 30, 2010, w e sold approximately 10,000 hogs to Shenzhen Pindexian pursuant to the contract covering the period from April 2008 to April 2011.

We determine under which contract we sell hogs to Shenzhen Dexing based on the market price of hogs at the time of sale.  We have serial one-year contracts which provide price protection, and, to the extent that the market price is less than the contract price, we sell pursuant to these contracts.   Under the price protection provisions, we do not sell hogs at prices which are less than RMB 5.8 (approximately $0.85) or more than RMB 7.8 (approximately $1.16) per 500 grams.  The three year Shenzhen Agriculture Base contracts, covering the years of 2008 to 2011, provide for the price to be determined by the parties but shall not be less RMB 10.6 per kg.  If the market price is greater than RMB 15.6 (approximately $2.29) per kilogram , we would sell the hogs pursuant to the three-year contact, which does not have a ceiling. In selling to Shenzhen Dexing, we do not specify pursuant to which contract the hogs are sold.

See “Our Business – Sales and Marketing” on page 44 for more information.

Market Summary

According to the report “2010 Trade Forecast Revision: Pork Higher; Beef and Broiler Meat Stable” from the US Department of Agriculture, which is available at http://www.fas.usda.gov/psdonline/circulars/livestock_poultry.pdf, China is the world’s largest pork producer, accounting for nearly half of the world’s total production. For 2010, China is expected to produce 50 million metric tons of pork out of an estimated world production of approximately 102 million metric tons.

We believe that hog production in the PRC is dominated by backyard farms (those that sell 1 to 50 hogs annually) and small farms (those that sell less than 500 hogs annually), and that large farms account for a smaller percentage of the hog production.

Until 2009, a growing middle class in China with more disposable income had resulted in an increase in the market for pork, which was accompanied by an increase in prices for pork as well as live hogs. China’s pork producers suffered during the first half of 2009 from a combination of the effects of the general economic downturn, which affected China as well as the rest of the world, combined with a weak demand, and oversupply of pork and the psychological effect of the H1N1 influenza virus, known as the swine flu. See http://www.researchandmarkets.com/research/c53ab5/china_agribusiness. Since the start of the second half of 2009, however, a rapid rise in pork prices has re-energized the industry. The recovery was started by government intervention to buy up frozen pork supplies to help support prices. This has come along with a drop in pig numbers as farmers reduce their herds. As a result, the live hog prices reflected a 29% increase in the first week of 2010 as compared with the price six months earlier. In addition, the Department of Market Operation Regulation of the Ministry of Commerce believed that China’s pork supply and price would largely remain stable in 2010. See http://news.xinhuanet.com/english/2010-01/11/content_12792881.htm.

Competitive Advantages

We breed our own piglets. We have long-term relationships with state-related trading companies in the cities of Shenzhen and Shanghai and in Jiangxi Province, which accounted for more than 98% of our sales in the nine months ended June 30, 2010 and the years ended September 30, 2009 and 2008, thus virtually eliminating marketing, selling and receivables costs.   We currently sell more than 95% of our hogs to Shenzhen Dexing Food Development Limited.  As our hogs mature, we sell them as live hogs ready for slaughter.

Our senior managers have over 20 years experience in the hog breeding industry, and our chairman also chairs Jiangxi Province Yingtan city Pig Breeding Association. Additionally, because our location is in a relatively rural area of the province which has a surplus of labor, we believe that we are able to obtain lower than average cost of labor in other parts of China. We also believe that we incur higher than industry average medical expenses for pigs as a result of our efforts to reduce the risk of epidemics.  We have not experienced any animal disease outbreaks in the last ten years.

Future Plans

Growth via increase our inventory of sows and hogs:

Since April 2010, we began to increase our pig inventory through the purchase of sows and hogs from local pig farmers.  Through June 30, 2010, we purchased approximately 2,414 sows and 21,120 hogs. We intend to significantly increase our inventory of pigs from the proceeds of this offering.  Our goal is to purchase approximately 100,000 pigs, of which we anticipate approximately 9,000 will be breeding sows and 91,000 will be hogs that will cost us in the range of $27 million, on which we expect to make downpayments of approximately $15 million. We believe that we will be able to purchase the pigs on reasonable terms from local pig farmers.

Growth via fertilizer business:

The generation of organic waste is a major problem that all large animal farm operators all over the world have to manage. We plan to take advantage of our rural location and the fact that we are surrounded by rice and vegetable farms by processing its organic waste and selling it as organic fertilizer.  Organic fertilizers made from livestock manure are commonly used in China.  It is an environmentally friendly product and exempted from all tax with the current selling price around $117-$132 per ton.  We plan to allocate a portion of the proceeds from the Offering to begin development of the organic fertilizer line of business.  We plan to spend $2 million to build an organic fertilizer line following the completion of the offering.  We will not commence our efforts with respect to the fertilizer business until we receive the funding either from the public offering or from another financing source.  The organic fertilizer will be primarily made from pig waste. We anticipate that it will take about two to three months to build such production line.  With the anticipated increase in our pig inventory, and with our advantageous location in the southern province with many farmlands, we believe that we can develop a profitable fertilizer business.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 13, including for example:

•	Seasonal fluctuations in our sales, as well as fluctuations in the market and market price for hogs and feed, which will affect our quarterly results;

•	Our business may be adversely affected by weather and environmental factors beyond our control;

•	We depend on one major customer , the loss of or significant reduction in sales to which could materially adversely affect our ability to operate profitably;

•	The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business;

•
Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants;

•	The recent nature and implementation methods of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us;

•	Currency conversion and exchange rate volatility could adversely affect our financial condition;

•
A more widespread outbreak of the H1N1 virus, avian influenza or a renewed outbreak of SARS or any other widespread public health problem in the PRC, where all of our operations are conducted, could have an adverse effect on our operations;

•	In order to raise sufficient funds to continue operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders; and

•	Our common stock has not been quoted or listed for trading on the Over the Counter Bulletin Board or on any stock exchange.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Corporate History and Organizational Structure

We are a Delaware corporation, incorporated under the name Expedite 4, Inc., on July 28, 2009 with the objective of acquiring an operating company pursuant to a reverse acquisition.  On July 9, 2010, we changed our corporate name to Southern China Livestock Inc.

On March 29, 2010, we, then known as Expedite 4, Inc., acquired Southern China Livestock International, Inc. (“SCLI”) in a reverse acquisition transaction pursuant to a share exchange agreement (“Exchange Agreement”) in which we acquired 100% of the issued and outstanding shares of SCLI in exchange for 5,623,578 shares or 99.97% of our common stock issued and outstanding after the closing of the share exchange transaction, thereby making SCLI our wholly owned subsidiary. Pursuant to the terms of the Exchange Agreement, the person who was then our sole shareholder cancelled a total of 98,500 shares of common stock of the Company. Following the completion of the transactions contemplated by the exchange agreement, there were 5,625,078 shares of common stock issued and outstanding, of which 5,623,578 were owned by the former shareholders of SCLI.  For financial reporting purposes, these transactions are classified as a recapitalization of SCLI and the historical financial statements of SCLI are reported as the company’s historical financial statements.

On July 25, 2008, Mayson International Services Limited (“Mayson International”) was incorporated in the British Virgin Islands as a limited liability company and Mayson Enterprises Services Limited (“Mayson Enterprises”) was incorporated in the British Virgin Islands as the wholly-owned subsidiary of Mayson International.

Mayson Holdings Limited (“Mayson Holdings”) was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC and became the wholly owned subsidiary of Mayson Enterprises. Beijing Huaxin Tianying Livestock Technology Co., Ltd (“Beijing Huaxin”) was incorporated on September 9, 2008 as a limited liability company under the PRC laws. All of the equity of Beijing Huaxin is held by Mayson Holdings.

In November 2008, all of the equity interests in Jiangxi Yingtan Huaxin Livestock Co., Ltd. (“Jiangxi Huaxin”) were owned by the former Jiangxi Huaxin shareholders.  Jiangxi Huaxin was established in 2005, as a result of the combination of several hog farms, each with more than ten years of operating history. But for the restrictions under Chinese law, they would have exchanged their equity interest in Jiangxi Huaxin for a modest cash payment and an aggregate of 4,386,438 shares of the Company’s common stock in a single transaction, which would have been completed at the time of the reverse merger.  In order to comply with Chinese law, the transaction was structured to provide for an initial good faith deposit of  $17,500 with the remaining shares to be issued in the future. The $17,500 downpayment was negotiated by the parties, with the recognition that the most significant portion of the consideration was the equity to be issued pursuant to the option agreements.

The first step in the transaction was the November 2008 transfer, pursuant to an agreement dated November 3, 2008, of the Jiangxi Huaxin stock to Beijing Huaxin, which was wholly-owned, through subsidiaries, by Mayson International, of which Liq i ang Song was the principal shareholder.  At the time of the transfer, Mayson International paid a $17,500 cash downpayment for 99% of the equity interest of Jiangxi Huaxin.  It was understood by all parties that the $17,500 payment did not constitute the full payment for the shares of Jiangxi Huaxin, and that the equity portion would be paid later in a manner that complied with the laws of the PRC.

SCLI was formed in July 2009 to acquire the stock of Mayson international from Mayson International’s shareholders.  SCLI acquired Mayson International in exchange for SCLI shares, which were issued to the Mayson International shareholders.  Mr. Song, who was the principal shareholder of Mayson International, became the principal shareholder of SCLI.  As a result of the reverse acquisition, SCLI’s principal business was the raising and sale of hogs through Jiangxi Huaxin.  Although Jiangxi Huaxin had continued to develop its business subsequent to November 2008, SCLI’s business was largely the same business that the former Jiangxi Huaxin shareholders transferred in November 2008.

The equity portion of the consideration was to be issued in the future after a reverse merger company was selected and the terms of the reverse merger were determined.  Once the capital structure of the reverse merger company, Expedite 4, Inc., which is now known as Southern China Livestock, Inc., was determined, it was then possible to provide for the equity component of the consideration.  Pursuant to the Exchange Agreement, Mr. Song and his designees received 90% of the shares issued in the reverse acquisition, or 5,061,220 shares of our common stock, of which 4,386,438 shares were allocated to the former Jiangxi Huaxin shareholders and their designees subject to the option agreements.  Based upon the agreement of the parties, which was an oral agreement that was never reduced to writing until the option was granted, the former shareholders of Jiangxi Huaxin were to receive approximately 78% of the outstanding shares of the reverse merger entity prior to any financing, which was 4,386,438 shares.  The rights of the Jiangxi Huaxin shareholders are set forth in the restated option agreement.  But for the restrictions under Chinese law, the former Jiangxi Huaxin shareholders would have received 4,386,438 shares at the closing of the reverse acquisition. Since these shares could not be issued to the former Jiangxi Huaxin shareholders, the former Jiangxi Huaxin shareholders received options to purchase the shares for nominal consideration from Mr. Song.

No additional consideration was paid for the 1% that was transferred in January 2010.  The modest cash consideration of $17,500 and the option to purchase 4,386,438 shares represented the total consideration for 100% of the equity of Jiangxi Huaxin.

Under the laws of the PRC, the former shareholders of Jiangxi Huaxin are not permitted to acquire our common shares directly in the reverse acquisition.  They are, however, permitted to receive shares upon exercise of options. Currently the PRC laws require registration with, and approval from , the State Administration of Foreign Exchange, which is known as “SAFE”, and the approval of the Ministry of Commerce, which is known as “MOFCOM,” on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require PRC resident individuals to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, known as “SPC.”  SPCs are formed for the purpose of engaging in an equity financing outside of the PRC, with the investment proceeds directed to the SPC’s operating subsidiary in the PRC originally controlled by the PRC residents. This is a very long process with no assurance that registration or approval will be granted.  Accordingly, the PRC residents obtained only the right to purchase an interest in the SPC from the non-PRC owners over a period of time according to the restated option agreements, rather than acquiring a controlling equity interest in the SPC directly, and are subject to the subsequent completion of relevant PRC foreign exchange formalities.

The restated option agreements have a nominal price of $0.01 per share, which is the economic equivalent of ownership.  The options have certain conditions in order to comply with PRC law.  The sole purpose of the options is to provide the former Jiangxi Huaxin with the equity consideration that they would have received if they had exchanged their Jiangxi Huaxin shares directly. Mr. Song understood that he received the 4,386,438 shares on behalf of the former Jiangxi Huaxin shareholders and that they held the underlying economic interest in the shares since Mr. Song had no independent economic interest in the shares and Mr. Song granted the option holders the voting rights with respect to those shares.  See “Certain Relationships and Related Transactions.”

On June 9, 2010, we incorporated a wholly-foreign owned company in China named as Jiangxi Southern China Livestock Technology (“SCLI-Jiangxi”).

See the section titled “Corporate Structure and History – Our Corporate History” on page 36 for more information.

The following chart reflects our organizational structure as of the date of this prospectus.

Corporate Information

The address of our principal executive office is at 88 Guihuayuan, Guanjingcheng, Yujiang, Yingtan City, Jiangxi Province, People’s Republic of China, and our telephone number is +86 (701) 568-0890.  We have no corporate website, and any information contained on any other website does not constitute a part of this prospectus.

Use of Terms

Except where the context otherwise requires and for the purposes of this prospectus only:

•
“We,” “us,” “our company,” “our,” the “Company”  refer to the combined business of Southern China Livestock Inc. and its consolidated subsidiaries and affiliates, but do not include the shareholders of Southern China Livestock Inc.;

•	“China” and the “PRC” refer to the People’s Republic of China;

•	“Renminbi” and “RMB” refer to the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Common stock we are offering	_______ shares (1)

Common stock outstanding before the offering	7,144,071 shares
Common stock outstanding after the offering	________ shares (2)

Offering price	$_____ to $_____ per share (estimate)

Use of proceeds
We intend to use the net proceeds of this offering to increase our inventory of sows and hogs, to enter into the organic fertilizer business and for other general corporate purposes. See “Use of Proceeds” on page 24 for more information on the use of proceeds.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 1 4 .

Listing	We intend to apply for listing of our common stock on the NASDAQ Capital Market under the symbol “SCLI.”

(1)
Excludes (i) up to _____ shares that may be sold upon exercise of the underwriters’ over-allotment option in this offering. We are also concurrently registering for resale under a separate prospectus up to (ii) 2,383,145 shares of common stock held by the selling stockholders named under such prospectus (including 852,061 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in such prospectus). None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see below under “Corporate History and Structure — Acquisition of SCLI and Related Financing.”

(2)
Based on (i) 7,144,071 shares of common stock issued and outstanding as of the date of this prospectus, and (ii) _____ shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to _____ shares of common stock).

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

Selected Consolidated Financial Data

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with the Company’s or SCLI’s consolidated financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The selected consolidated financial data presented below for the years ended September 30, 2008 and 2009 and the selected consolidated balance sheet data as of September 30, 2009 have been derived from the audited consolidated financial statements of SCLI included elsewhere in this prospectus, except that the number of outstanding shares of common stock has been adjusted to reflect reverse acquisition accounting where the shares issued in the reverse merger are deemed outstanding from the beginning of the first period presented.  The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and have been audited by Schwartz Levitsky Feldman, LLP/SRL, an independent registered public accounting firm.

The selected consolidated financial data for the nine months ended June 30, 2009 and 2010 and the selected consolidated balance sheet data as of June 30, 2010 have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data. Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. In addition, our unaudited results for the nine months ended June 30, 2010 may not be indicative of the results for the full year ending September 30, 2010.

	Nine months ended June 30,		Year ended September 30,
Selected Statement of Income Data	2010	2009	2009	2008

Sales	$27,744,480	$24,477,903	$32,140,033	$38,001,599
Cost of sales	23,612,296	19,704,153	25,803,016	22,539,050
Gross profit	4,132,184	4,773,750	6,337,017	15,462,549
Operating expenses:
Selling expenses	(6,520)	(17,029)	(22,172)	(57,067)
General and administrative expenses	(564,115)	(375,366)	(436,128)	(434,764)
Income from operations	3,561,549	4,381,355	5,878,717	14,970,718
Government subsidies	382,117	362,493	1,189,506	149,168
Other income (expense)	(14,367)	107,700	106,487	309,025
Net income before noncontrolling interest	3,929,299	4,851,548	7,174,710	15,428,911
Less: net income attributable to the noncontrolling interest	83,287	96,991	143,362	305,893
Net income attributable to common shareholders	3,846,012	4,754,557	7,031,348	15,121,018
Other comprehensive income(loss)	88,184	(35,691)	(36,138)	1,286,781
Total comprehensive income	$3,934,196	$4,718,866	$6,995,211	$16,407,799
Net income per share attributable common shareholders:
Basic	$0.63	0.85	1.25	2.69
Diluted	$0.63	0.85	1.25	2.69
Weighted average common shares outstanding
Basic	6,064,360	5,623,578	5,623,578	5,623,578
Diluted	6,064,360	5,623,578	5,623,578	5,623,578

Selected Balance Sheet Data	June 30, 2010	September 30, 2009
Current Assets:
Cash	$2,469,690	$1,201,160
Accounts receivables, net	--	74,926
Inventories	5,458,861	5,422,516
Total current assets	9,907,781	6,698,602
Property and equipment, net	9,256,597	6,782,053
Construction in progress	2,300,713	269,220
Biological assets, net	1,527,509	747,969
Total assets	22,992,600	14,497,844
Current liabilities:
Accounts payable	1,437,321	577,891
Accrued expenses and other current liabilities	52,919	47,084
Amounts due to stockholders	131,448	2,303,270
Total current liabilities	1,621,688	2,928,245
Equity:
Common stock

	7,144	5,624
Warrants	2,020,261	--
Additional paid in capital	6,468,413	2,706,335
Appropriation of retained earnings (reserves)	2,563,401	2,563,401
Accumulated other comprehensive income	2,273,036	2,184,852
Noncontrolling interest	219,178	135,920
Retained earnings	7,819,479	3,973,467
Total equity	21,370,912	11,569,599
Total liabilities and equity	$22,992,600	$14,497,844

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

Our results of operations are cyclical and could be adversely affected by fluctuations in the commodity prices for hogs and feeds.

We are largely dependent on the cost and supply of hogs and feed ingredients and the selling price of our products, which are determined by constantly changing and volatile market forces of supply and demand as well as other factors over which we have little or no control. These other factors include:

•	competing demand for corn for use in the manufacture of ethanol or other alternative fuels,

•	environmental and conservation regulations,

•	economic conditions,

•	weather, including weather impacts on the availability and pricing of corn, and

•	hog diseases.

We cannot assure you that all or part of any increased costs experienced by us from time to time can be passed along to consumers of our products, in a timely manner or at all. Hog prices demonstrate a cyclical nature over periods of years, reflecting the supply of hogs on the market. Further, hog raising costs are largely dependent on the fluctuations of commodity prices for corn and other feed ingredients. Additionally, an occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, and a decline in the market price for hogs. For example, hog prices in 2009 severely declined mainly due to a decline in demand and an oversupply of hogs, which caused our revenue to decrease 15.4% from 2008 to 2009, and increases in fodder costs in the nine months ended June 30, 2010 from the comparable period of 2009 resulted in a 13.4% decline in gross margin.

Although the PRC government took steps to stabilize the price pork in 2009, we cannot assure you that the government will take any such steps in the future or that that price of pork will not continue to be subject to price fluctuations, and our inability to anticipate or adjust to such fluctuations as well as other market conditions could impair our ability to grow.

According to “China Agribusiness Report Q1 2010” report issued by Research and Markets, China’s pork producers suffered badly in the first half of 2009 from a combination of oversupply, weak demand and the effects of the H1N1 influenza (swine flu) outbreak. In order to help support the prices, the PRC government purchased frozen pork supplies and provided subsidies to local farmer. Although pork prices increased in the second half of 2009 because the intervention of the PRC government, combined with a decline in the number of pigs as farmers reduced their herds because of perceived decline in consumer demand, we cannot assure you that the pork price will not go down again.  We anticipate that price for pork will be subject to constant fluctuation and our ability to operate profitably will be dependent upon our ability to anticipate and adjust to changes the retail market for pork, the supply of pigs and other market conditions.  We cannot assure you that the PRC government will take steps in the future to protect pig farmers from future declines in pork prices or that we will be able to anticipate or adjust to changes in market conditions, and our inability to do so may affect our revenue and net income.

Substantially all of our business, assets and operations are located in the PRC.

Substantially all of our business, assets and operations are located in the PRC. The economy of the PRC differs from the economies of most developed countries in many respects. The economy of the PRC has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of the PRC, but may have a negative effect on us.

Our management has no experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its attorneys and accountants. While we are obligated to hire a qualified chief financial officer to enable us to meet our ongoing reporting obligations as a U.S. public company, such individuals are oftentimes difficult to locate and may not have all of the qualifications necessary to fulfill these legal obligations.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving either the effectiveness of a registration statement relating to the shares being sold in this offering or the development of an active and liquid trading market for our common stock. To the extent that the market place perceives that we do not have a strong financial staff and financial controls, the market for, and price of, our stock may be impaired.

Our plans to expand our production, to increase our inventory of sows and hogs, to enter into fertilizer business and to improve and upgrade our internal control and management system will require capital expenditures in 2010.

Our plans to expand our production, to increase our inventory of sows and hogs, to develop our fertilizer business and to improve and upgrade our internal control and management system will require approximately $20-25 million of capital expenditures in 2010. We cannot assure you that cash generated from the offering together with our cash flow from operations will be sufficient to fund these development plans, or that our actual capital expenditures and investments will not significantly exceed our current planned amounts. If either of these conditions arises, we may have to seek external financing to satisfy our capital needs. Our ability to obtain external financing at reasonable costs is subject to a variety of uncertainties. Failure to obtain sufficient external funds for our development plans could adversely affect our business, financial condition and operating performance.

We currently depend on one customer, the loss of which could materially adversely affect our operations and revenues.

Our revenue is dependent in large part on significant orders from a limited number of customers. For the years ended September 30, 2009 and 2008, we relied on three customers, all of which are affiliates of government entities, to purchase substantially all of our hogs.  Sales to these customers accounted for approximately more than 98% of our net sales during each of the years ended September 30, 2008 and 2009.  We are currently selling approximately 95% of our pigs to one customer. Customer demand depends on a variety of factors including, but not limited to, our customers’ financial condition and general economic conditions. Our customers purchase pigs pursuant to purchase orders.  Our largest customer, Shenzhen Dexing accounted for more than 70% of our revenue for the years ended September 30, 2009 and 2008 and, for the quarter ended June 30, 2010, accounted for more than 95% of our revenue. Shenzhen Dexing has entered into purchase contracts covering three years commencing March 24, 2009, with the purchase price to be determined based on market price, subject to certain limitations. Shenzhen Dexing also entered into a purchase contract with us, which has a term of one year, commencing February 1, 2010, and provides for the sale of 200,000 pigs during the year.  In addition, Shenzhen Dexing is to purchase from us up to a total of 83,000 pigs during the period from April 2008 to April 2011 under the Agriculture Production Base award in Shenzhen city. The loss of this customer or any significant reduction in sales to this customer would have a material adverse effect on our business, financial condition and results of operations.

We derive all of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

All of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent the all or substantially all of our revenues in the near future. Our sales and earnings can also be affected by changes in the general economy since purchases of pork products are generally discretionary for consumers. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints. Moreover, the costs involved in these projects may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

We depend on one major feed supplier, the loss of which could materially adversely affect our operations and revenues.

Feed is our primary raw material, and we rely on one feed supplier, Yujiang Huangguizhen Feed Agency.  This supplier provided approximately 82% of our feed supply for the year ended September 30, 2009 and approximately 85% for the nine months ended June 30, 2010. In the event that this supplier does not sell us an adequate supply of feed or increases our cost of feed or in the event of any impurities or other problems with the feed, the results of our operations would be materially impaired if we are unable to find an alternate source of feed for our hogs at reasonable prices.

We encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

Guangdong Wenshi Group, Luoniushan Limited and Hunan Xinwufeng Limited are our main competitors, and we also compete with a large number of small farms. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive price and performance characteristics. Aggressive expansion by our competitors or the entrance of new large-scale pig farms into our markets could have a material adverse effect on our business, results of operations and financial condition.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the hog breeding industry may not provide a meaningful basis for evaluating our business. Jiangxi Huaxin entered into its current line of business in 2005. Although Jiangxi Huaxin’s revenues have grown rapidly since its inception, we cannot guarantee that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	expand our product offerings to the fertilizer business and maintain the high quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated income growth;

•	implement our product development, sales, and acquisition strategies and adapt and modify them as needed;

•	successfully integrate any future acquisitions; and

•
anticipate and adapt to changing conditions in the hogs product industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our results of operations may be materially and adversely affected.

We plan to enter into the fertilizer business, which is a new business in which we have no experience.

We plan to utilize a portion of the proceeds from the offering to seek to establish a fertilizer business.  Our management has no experience in the manufacture or sale of fertilizer, which is a different business with different risks that our pig raising business.  We cannot assure you that we will be successful in the fertilizer business or that any problems we sustain in the fertilizer business, including any operating losses or any significant unanticipated cash requirements we may sustain in this business will distract management or otherwise adversely affect our pig raising business.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue at levels we expect.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our production operations and increase our inventory of pigs. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to increase our inventory of sows and hogs or enter into and grow our proposed fertilizer business, and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability , (ii) our success in developing and implementing our proposed fertilizer business, (iii) our ability to purchase a substantial number of breeding sows and hogs for inventory and to raise the pigs in a cost-effective manner and to sell the pigs at a profit.  We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. We cannot assure you that if we need additional funding it will be available on reasonable terms, if at all.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our future marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to expand our operations and operate profitably.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the currently outstanding securities. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We rely on highly qualified personnel and if we are unable to hire or retain qualified personnel, we may not be able to grow effectively.

Our future success also depends upon our ability to attract and retain highly qualified personnel. Expansion of our business and the management will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled agricultural personnel is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

The loss of the services of our key employees, particularly the services rendered by DengFu Xu, our chairman, Luping Pan, our chief executive officer, and Wei (Wayne) He , our chief financial officer, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Dengfu Xu, our chairman, Luping Pan, our chief executive officer and Wei (Wayne) He , our chief financial officer. We currently do not have key employee insurance for our officers and directors. The loss of any these key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth.  In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.  We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

We will incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We will incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. Since we had no obligations as a public company prior to the reverse acquisition in March 2010, we did not have any such expenses prior to that date.   We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to meet the internal control reporting requirements imposed by the Securities and Exchange Commission resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports.   Although the   Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent accountant attest to our financial controls, this exemption does not affect the requirement that we include a report of management on its internal control over financial reporting and will not affect the requirement to include the auditor’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.   Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

We may be subject to liability under the income tax laws of the PRC for the failure to withhold income tax on the dividends paid to the former shareholders of our operating subsidiaries.

In December 2008, our predecessor holding companies declared, and during the year ended September 30, 2009 paid, to the former stockholders of our operating subsidiaries dividends in the total amount of $13,064,075.  In December 2007, prior to our acquisition of our operating subsidiaries, our operating subsidiaries declared, and they or our predecessor holding company paid, dividends to their respective stockholders in the total amount of $8,897,167. According to the Income Tax Laws in the PRC, the paying company is required to withhold income tax of 10 % to 20% on the dividends, which they failed to do. In the event that these taxes cannot be collected from the former stockholders of our operating subsidiaries, who have the primary obligation to pay the taxes, we may be liable to pay the unpaid amount of approximately $4.4 million, and late payment penalty may be levied in an amount ranging from 50% to maximum five times the taxes owing. Although we believe that the likelihood of our being required to pay the taxes is remote, based on advice from the local tax authority, we cannot assure you that the tax authority might not take a different position in the future and seek to assess us.

Risks Relating To Our Industry

The outbreak of animal diseases could adversely affect our operations.

An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and turnover. Recently, there has been an outbreak of streptococcus suis in pigs, principally in Sichuan Province, PRC, with a large number of cases of human infection following contact with diseased pigs. There also have been unrelated reports of diseased pigs in Guangdong Province, PRC. Our procurement and production facilities are located in Jiangxi Province, PRC and were not affected by the streptococcus suis infection. However, there can be no assurance that our facilities or products will not be affected by an outbreak of this disease or similar ones in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness , and we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers, and we do not have product liability or any other insurance covering such risks. We sell live pigs, and not processed pigs.  However, live pigs may carry viruses, bacterial or fungal infection which may result is injury or death to someone who eats the pork from our pigs.   Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. We do not maintain product liability insurance. We cannot assure you that product liability claims will not be asserted against us. A product liability judgment against us could have a material adverse effect on our revenues, profitability and business reputation.

The government of the PRC has broad powers to set price controls, which, if adopted, could impair our profitability.

The government of the PRC has broad powers to adopt price controls. Although it has not sought to apply price controls to either the sale or pigs or the sale of corn or other feed grains, it has the power to do so.  If price controls are adopted, our revenue would be affected, and, if price controls are placed on the sale of pigs and not the sale of feed, we would not be able to increase our sales prices to cover increases in the cost of feed.  Further, if price controls are imposed on both the sale of pigs and the sale of feed, the government could effective determine our gross margin.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Risks Relating to the People’s Republic of China

Certain political and economic considerations relating to the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Our operating company is a FIE to which the Foreign Exchange Control Regulations are applicable. Accordingly, we will have to maintain sufficient foreign exchange to pay dividends and/or satisfy other foreign exchange requirements.

Exchange rate volatility could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions as well as economic policies of the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 19.7% appreciation of the RMB against the U.S. dollar between July 21, 2005 and July 2010, and recently, the exchange rate was RMB 6.78 to $1.00. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. In June 2010, the PRC government indicated that it would make the foreign exchange rate of the RMB more flexible, which increases the possibility of sharp fluctuations of RMB’s value in the near future and thus unpredictability associated with RMB’s exchange rate.

Substantially all of our revenues and costs are denominated in the RMB, and a significant portion of our financial assets is also denominated in the RMB. Further, we rely principally on dividends and other distributions paid by our operating subsidiaries in China. Any significant revaluation of the RMB could materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, our shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Since our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our operating assets are located inside the PRC. Under the laws governing Foreign Invested Enterprises in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

It may be difficult to affect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our director and officer resides in the PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

PRC SAFE Regulations regarding offshore financing activities by PRC residents have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect our business.

Recent regulations promulgated by SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our stockholders and affiliates who are PRC residents, including Dengfu Xu and Luping Pan, to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC,” intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. This could have a material adverse effect on us given that we expect to be a publicly listed company in the U.S.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.

The Wholly Foreign Owned Enterprise Law (1986), as amended and The Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of our operating subsidiaries rely on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our company.

Under the PRC Enterprise Income Tax Law, we , SCLI, Mayson International, Mayson Enterprises and/or Mayson Holdings may be classified as a “resident enterprise” of the PRC , which could result in PRC tax consequences to us, our non-PRC resident enterprise investors, SCLI, Mayson International, Mayson Enterprises and/or Mayson Holdings.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to an enterprise organized under the laws of the PRC for PRC enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body or the managing body of any of our non-PRC subsidiaries as being located within the PRC. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine that we , SCLI, Mayson International, Mayson Enterprises and/or Mayson Holdings is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we, SCLI, Mayson International, Mayson Enterprises and/or Mayson Holdings may be subject to the PRC enterprise income tax at a rate of 25% on their respective worldwide taxable incomes, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we, SCLI, Mayson International, Mayson Enterprises and Mayson Holdings are treated as “qualified resident enterprises,” all dividends from Beijing Huaxin to us, through SCLI, Mayson International, Mayson Enterprises and Mayson Holdings, should be exempt from the PRC enterprise income tax.

If Mayson Holdings were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Mayson Holdings receives from Beijing Huaxin (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Mayson Holdings to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Similarly, if we , SCLI, Mayson International or Mayson Enterprises were treated as a “non-resident enterprise” under the EIT Law and the subsidiary paying dividends to such entity were treated as a “resident enterprise” under the EIT Law, then the dividends received (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to its shareholders.

Finally, if we are determined to be a “resident enterprise” under the EIT Law, this could result in a situation in which a 10% PRC tax is imposed on dividends we pay to our enterprise (but not individual) investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring our common stock, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities. In such event, we may be required to withhold a 10% PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Because Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations). Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the section of this prospectus captioned “Material PRC Income Tax Considerations” below.

Risks Relating to Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our PRC operating subsidiary may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

We may be subject to the penny stock rules which will make our securities more difficult to sell.

If we are able to obtain a listing of our securities on a national securities exchange, we may be subject in the future to the SEC’s “penny stock” rules if our securities sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities may find it more difficult to sell their securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the market for our products;

•	our expectations regarding the continued growth of the hog breeding industry in the PRC;

•	our ability to retain our existing customers and develop a new customer base for our pigs;

•	our ability to implement and operate profitably our proposed fertilizer business;

•	our ability to price our pigs competitively and obtain feed at a price which enables us to sell our pigs profitably;

•	our ability to expand our inventory of sows and hogs;

•	the absence of any material diseases affecting our pigs or the pig industry in general.

Forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was arbitrarily determined by our management after consultation with the underwriters and was based upon consideration of various factors including our history and prospects, the background of our management and current conditions in the securities markets. The price of our common stock does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our common stock be regarded as an indicator of any future market price of our securities.

USE OF PROCEEDS

Based on a per share offering price of $_____, we estimate that the net proceeds from the sale of the ______ shares of common stock in the offering will be approximately $____ million after deducting the estimated underwriting discounts and commissions and estimated offering expenses of approximately $_____.  If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $_____ million.

The net proceeds will be used to increase our inventory of both sows and hogs, to enter into the organic fertilizer business and for other general corporate purposes. We intend to continue to increase our inventory of pigs by purchasing pigs from local pig farms. Our intended use of proceeds is summarized in the following table. If we are unable to raise sufficient funds from the offering, we will use our working capital to increase our hog inventory and to enter into organic fertilizer business.

Intended Use of the Proceeds

Items	Amount

Downpayment on purchase of approximately 9.000 sows and 91,000 hogs to increase our inventory		$15 million
Fertilizer plant construction with 60,000 ton production capacity		$2 million
Working capital and others	$
Total	$

 DIVIDEND POLICY

We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although we intend to retain our earnings, if any, to finance the growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.  The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 on:

•	an actual basis;

•
on a pro forma, as adjusted, basis, to give effect to our receipt of estimated net proceeds from the sale of ______ shares of common stock (excluding the _____ shares which the underwriters have the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $____ per share, and after deducting estimated underwriting discounts and commissions and estimated offering costs and expenses aggregating approximately $_______.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2010
	Actual	Pro Forma, as Adjusted
Stockholders’ equity:
Common stock ($0.001 par value; 10,000,000 shares authorized, 7,144,071 shares issued and outstanding on an actual basis; and ________ shares issued and outstanding on a pro forma, as adjusted, basis (1)	7,144
Warrants	2,000,000
Additional paid-in capital	6,468,413
Appropriation of retained earnings (reserves)	2,563,401
Accumulated other comprehensive income	2,273,036
Noncontrolling interest	219,178
Retained earnings	7,819,479
Total stockholders’ equity	$21,370,912	$
__________________

(1)
The number of shares of our common stock shown above to be outstanding after this offering is based on (i) 7,144,071 shares of common stock issued and outstanding as of June 30, 2010; and (ii) _______ shares of common stock to be issued in the public offering (excluding the underwriters’ over-allotment option of up to __________ shares).

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Capital Market.

Holders

As of the date hereof, we had approximately 72 record owners of our common stock.

Transfer Agent and Registrant

Our transfer agent is Corporate Stock Transfer, at the address of 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209. Its telephone number is (303) 282-4800.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of June 30, 2010 was $______, or $_____ per share (unaudited), based on _______ shares of common stock outstanding.  Investors will incur further dilution from (i) assuming the sale by us of _______ shares of common stock offered in this offering at an assumed public offering price of $_____ per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2010 would have been $_______, or $____ per share.  This represents an immediate increase in net tangible book value of $_____ per share to our existing stockholders and an immediate dilution of $______ per share to the new investors purchasing our common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share	$
Net tangible book value per share as of June 30, 2010	$

Net tangible book value per share after this offering	$

Dilution per share to new public investors	$

The following table sets forth, on an as adjusted basis as of June 30, 2010, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $____ per share of our common stock:

	Shares Purchased			Total Cash Consideration
	Number	Percent		Amount	Percent		Average Price Per Share
Existing stockholders	7,144,071		%	$		%	$
New investors from public offering			%	$		%	$
Total		100%			$100%

The total consideration amount for the common stock held by our existing stockholders includes total cash paid for our outstanding common stock as of June 30, 2010 and does not reflect any value for the shares of SCLI transferred to us pursuant to the Exchange Agreement.  If the underwriters’ over-allotment option of _____ shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to ____% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to ______ shares, or _____%, of the total number of common stock outstanding after this offering.

The discussion and tables above are based on (i) 7,144,071 shares of common stock issued and outstanding as of June 30, 2010; and (ii) _______ shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to ________ shares).  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the nine months ended June 30, 2010 and 2009, and for the fiscal years ended September 30, 2009 and 2008, should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

Through our subsidiaries, we engage in the business of breeding and raising commercial hogs in the PRC. We believe that we are the largest breeder in China Jiangxi province. We own 24 hog farms with a total of approximately 115,000 breeding sows and hogs.  These farms are located in Jiangxi provinces. We sell live hogs in one of China’s wealthiest regions Guangdong province, which has China’s highest hog prices as well as deep pork consuming cultures and is considered one of China’s wealthiest regions.

China is the world’s largest market for hog production with approximately 600 million hogs produced annually. More than 1.2 billion Chinese consume pork as their primary source of meat, and 65% of all meat consumed in the PRC is pork. Chinese consumers consume more pork each year than the rest of the world combined. Pork production in China is a key political, social and security issue for consumers. The PRC government supports hog producers with preferred tax status and subsidies, insurance, vaccines and land use grants and supported pig farmers in 2009 with a program to maintain prices by purchasing frozen pork products.

Our business is primarily affected by the cost of feed and the market for and the selling price of live hogs.  For the nine months ended June 30, 2010 and the years ended September 30, 2009 and 2008, more than 98% of our sales were made to three companies.  We presently sell more than 95% of our pigs to one customer pursuant to the contracts, one of which provides for us to sell 50,000 hogs per month, for a total of 600,000 hogs per year, and the other of which provides for us to sell the customer 200,000 hogs per year.  Since our present capacity is 200,000 hogs, we will sell substantially all of our hogs to this customer.  The agreements provide for the shipment date and quantity to be subject to future agreement, we do not believe that our present inability to deliver 800,000 hogs per year will impair our ability to sell substantially all of our production to this customer.  However, the loss or significant reduction in orders from this customer would have a significant impact on our ability to remain profitable.  We are significantly increasing our inventory of hogs as well as breeding sows in anticipation of being able to significantly increase our sales.  However, we can give no assurance that our existing customers will purchase these pigs or that we will be able to expand our customer base.

During 2009, pig farmers in China suffered from a reduced demand for pigs and pork products which resulted in a significant decline in the sales prices for pigs.  Although government intervention helped to reduce the price drop, we cannot assure you that the government will not step in to prevent declines in the price of pigs in the future.

We purchase most of our feed, which is our largest expense, from one supplier.  If we are not able to purchase from this supplier, which could result from disease or other problems affected the supplier’s corn or changes in market conditions, we may have difficulty in purchasing feed at a reasonable cost.  Since our sales prices are based on market price, we may not be able to increase our price for pigs to cover any increase in the cost of feed.

Although the government of the PRC has broad powers to adopt price controls, it has not sought to apply price controls to either the sale or pigs or the sale of corn or other feed grains.  If price controls are adopted, our revenue would be affected, and, if price controls are placed on the sale of pigs and not the sale of feed, we would not be able to increase our sales prices to cover increases in the cost of feed.  If price controls are imposed on both the sale of pigs and the sale of feed, the government could effective determine our gross margin.

During the period from March 1, 2010 through October 19 , 2010, we entered into agreements with several pig farmers pursuant to which we purchased a total of 2,200 breeding sows and 21,000 hogs. These agreements typically provided for the payment of the purchase price in installments.  The total purchase price for these pigs was $4.9 million, of which $1.95 million has been paid and the balance of $2.95 million is due in installment at various times prior to July 31, 2011.  In connection with the purchase of the pigs for inventory, we also acquired land use rights and certain other assets.  The formal transfer of the land use rights has not been completed, and, pending completion of the transfer of the land use rights, we are holding the equity of the entity which is transferring the land use rights as security in our name.  Accordingly, we treat the land use rights as assets.  The total purchase price for these other assets was $1.1 million, of which $330,000 has been paid and the balance of $770,000 is due in installment at various times prior to July 31, 2011.

We believe a natural area for growth is in the organic fertilizer business.  Organic fertilizers made from livestock manure are commonly used in China.  It is an environmentally friendly product and exempted from all tax with the current selling price around $117-$132 per ton.  We anticipate using the proceeds from the offering to begin development of the organic fertilizer line of business.  We plan to spend $2 million to build an organic fertilizer line by or during the first quarter of calendar year 2011, which is the second quarter of our fiscal year ended September 30, 2011.  This schedule is based on completing the offering during September 2010.  Since we do not expect to start to develop this business prior to the completion of the offering, any delay in the offering would result in a similar delay in our development of this business. This organic fertilizer product will be primarily made of pig waste. We believe that it will take about two to three months to build such production line.  We believe that our fertilize business could become operational seven to nine months after we complete the offering  and we will be able to generate revenues from the new business at that time.  However, we do not have experience in the fertilizer business which is different from the raising and selling of pigs.  We cannot assure you that our cost or time estimate will be accurate, and it may take longer to establish a production facility and the costs may be greater than the $2 million which we have allocated to the project.  To the extent that our costs exceed $2 million, we believe that our cash flow from operations can satisfy any additional cash requirements.  Further, since our management does not have experience in the fertilizer business, unless we are able to hire qualified personnel to manage the fertilizer business, we may not be able to generate a profit from this business.

Reverse Acquisition and Financing

On March 29, 2010, we acquired SCLI in a reverse acquisition transaction, which involved a financing transaction and a share exchange transaction. In accordance with the Exchange Agreement, by and among us, SCLI, and the shareholders of SCLI, we acquired 100% of the issued and outstanding shares of SCLI in exchange for 5,623,578 shares or 99.97% of our common stock issued and outstanding after the closing of the share exchange transaction, thereby making SCLI our wholly owned subsidiary. Pursuant to the terms of the Exchange Agreement, Shelia Hunter, who was then our sole shareholder, cancelled a total of 98,500 shares of common stock and the prior officer and director resigned and new officers and directors were appointed.

In the related financing transaction, on March 29, 2010, March 31, 2010, April 30, 2010 and May 6, 2010, we completed a private placement of investment units for a total of $7,594,965.  The purchase price of each unit was $10.00.  Each unit consisted of two shares of common stock and four-year warrants to purchase one share of our common stock at an exercise price of $5.50 per share. We issued a total of 1,518,993 shares of common stock and warrants to purchase a total of 759,497 shares of common stock in this financing. Rodman & Renshaw, LLC acted as the lead placement agent and Newbridge Securities Corporation acted as the co-placement agent in connection with the financing transaction. For the placement agent services, we paid a cash commission equal to 6.5% of the aggregate gross proceeds of the Units sold , for a total of $493,763, and we issued four-year warrants to purchase 92,564 shares of common stock, exercisable at any time at an exercise price equal to $5.50 per share.  These warrants have registration rights identical to the registration rights afforded to the investors in the private placement.  Upon exercise of any warrants by the investors, we agreed to pay the placement agents a cash fee equal to 8% of the warrant exercise price. We further agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act.  We paid for the out-of-pocket expenses of $40,000 incurred by the placement agents.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND ASSUMPTIONS

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenditures, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include revenues recognition, valuation of inventories and provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this Report reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

A. Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

B. Construction in Progress

Construction in progress represents buildings under construction and plant and equipment pending installation as of the balance sheet dates, and is stated at cost. Cost includes construction of buildings, acquisitions and installation of equipment, and interest charges arising from borrowings used to finance assets during the period of construction or installation and testing. No provision for depreciation is made on assets under construction until such time as the relevant assets are completed and ready for their intended commercial use.

C. Property, Plant and Equipment

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings	10 – 50 years
Machinery and equipment	10 – 30 years
Motor vehicles	10 years

D. Long-Lived Assets

We apply the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144” codified as ASC 360), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121 codified as ASC 360, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144 codified as ASC 360. SFAS 144 codified as ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we believe that, as of June 30, 2010 and September 30, 2009 and 2008 there were no significant impairments of its long-lived assets.

E. Value Added Tax

According to PRC tax laws and regulations, the business of agricultural breeding of livestock is exempt from Value Added Tax (“VAT”). As a result, we are not subject to VAT.

F. Income Tax

We utilize SFAS No. 109 codified as ASC740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. According to PRC tax laws and regulations, the business of agricultural breeding of livestock is exempt from income tax. As a result, we were not subject to income tax.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, we recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 % likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on our financial statements.

G. Government Subsidies

We record as income government subsidies when received from local government authority which are not subject to future return or reimbursement. Government subsidies were $382,117 and $362,493 for the nine months ended June 30, 2010 and 2009 and $149,168 and $1,189,506 for the years ended September 30, 2008 and 2009.

H. Foreign Currency Translation

We follow SFAS No. 52 codified as 830, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

Our functional currency is the United States dollars. Our subsidiaries maintain their books and accounting records in RMB, the PRC’s currency, being the ir functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. Income and expenditures are translated at the average exchange rate of the year.

	2009	2008
Year-end RMB : US$ exchange rate	6.8290	6.8183
Average RMB : US$ exchange rate	6.8333	7.0987

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China (“PBOC). Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005.   Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.   The exchange rate is currently in the range of RMB 6.78 to $1.00.

I. Revenue Recognition

The Company recognizes revenue when the live hogs ownership have been transferred to the customer, including factors such as when persuasive evidence of an arrangement exists, live hogs has been loaded on the transportation delivery note has been signed, the sales price is fixed and determinable, and collectability is reasonably assured.

J. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates reflected in the Company’s financial statements include collectability of account receivable, value of live hogs, useful lives and impairment of property and equipment. Actual results when ultimately realized could differ from those estimates and the differences could be material.

K. Employees’ Benefits

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L. Comprehensive Income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported as a component of the consolidated statements of shareholders’ equity.

M. Concentration of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of trade accounts receivable. We perform ongoing credit evaluations with respect to the financial condition of its customers, but do not require collateral. In order to determine the value of our accounts receivable, we record a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable.

N. Shipping and Handling Costs

Shipping and handling costs are classified as cost of sales and are expensed as incurred. For the years ended September 30, 2008 and 2009, shipping and handling cost included in selling and marketing expenses were $7,718 and $5,582.

O. Advertising Costs

Advertising costs are expensed as incurred. For the years ended September 30, 2008 and 2009, advertising costs were $6,641 and $4,945.

P. Segment Report

We have one operating segment. Our chief operating decision maker has been identified as our chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing our performance. We operate primarily in the PRC and all of our long-lived assets are located in the PRC.

Q. Fair Value of Financial Instruments

The carrying value of financial instruments including cash, receivables, accounts payable, amount due to/(from) shareholders and accrued expenses, approximates their fair value at March 31, 2009, September 30, 2009 and 2008 due to the relatively short-term nature of these instruments.

R. Net Income per Common Share

Net income per common share is computed in accordance with SFAS No. 128, which is codified as ASC 260. “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

S. Contingent Liability

In December 2008, our predecessor holding companies declared, and during the year ended September 30, 2009 paid, to the former stockholders of our operating subsidiaries dividends in the total amount of $13,064,075.  In December 2007, prior to our acquisition of our operating subsidiaries, our operating subsidiaries declared, and they or our predecessor holding company paid, dividends to their respective stockholders in the total amount of $8,897,167. According to the Income Tax Laws in the PRC, the paying company is required to withhold income tax of 10 % to 20% on the dividends, which they failed to do. In the event that these taxes cannot be collected from the former stockholders of our operating subsidiaries, who have the primary obligation to pay the taxes, we may be liable to pay the unpaid amount of approximately $4.4 million, and late payment penalty may be levied in an amount ranging from 50% to maximum five times the taxes owing. Although we believe that the likelihood of our being required to pay the taxes is remote, based on advice from the local tax authority, we cannot assure you that the tax authority might not take a different position in the future and seek to assess us.

Recent Accounting Pronouncements

On March 8, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”, which is codified as ASC 815.  This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company has adopted ASC 815, and such adoption did not have a material effect on our financial statements.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, which is codified as ASC 350.  ASC 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  ASC 350 is effective for fiscal years beginning after December 15, 2008.  The Company has adopted ASC 350, and such adoption did not have a material effect on our financial statements.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (EITF 08-3), which is codified as ASC 840.  ASC 840 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. ASC 840 is effective for fiscal years beginning after December 15, 2008. The Company has adopted ASC 840, and such adoption did not have a material effect on our financial statements.

In October 2008, we adopted SFAS No.157, “Fair Value Measurements”, which is codified as ASC 820.  ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements.  The adoption of the provisions of ASC 820 related to financial assets and liabilities, and other assets and liabilities that are carried at fair value on a recurring basis do not have a significant impact on the Company’s consolidated financial position, results of operations and cash flows.  The FASB provided for a one-year deferral of the provisions of ASC 820 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8 “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities”, which is codified as ASC 860.  ASC 860 requires public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities.  ASC 860 is effective for the first reporting period ending after December 15, 2008. The Company has adopted ASC 860, and such adoption did not have a material effect on our financial statements.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, which is codified as ASC 805.  ASC 805 amends and clarifies FASB Statement No. 141 (revised 2007), “Business Combinations”, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  ASC 805 shall be effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company has adopted ASC 805, and such adoption did not have a material effect on our financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (SFAS No. 166”).  SFAS No. 166 has not yet been codified in the FASB Accounting Standards Codification.  SFAS No. 166 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  SFAS No. 166 is applicable for annual periods after November 15, 2009 and interim periods therein and thereafter.   The Company has adopted SFAS No. 166, and such adoption did not have a material effect on our financial statements.

In June 2009, the FASB issued SFAS No.167, “Amendments to FASB Interpretation No.46(R)”, which is codified as ASC 810.  ASC 810 requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a Variable Interest Entity (“VIE”).  Under ASC 810, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.  ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance.  ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities.  ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  ASC 810 is effective for the Company in the first quarter of fiscal 2011. The Company has adopted ASC 810, and such adoption did not have a material effect on our financial statements.

In June 2009, the FASB issued SFAS No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles”, which is codified as ASC 105.  ASC 105 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by non governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification.  Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered non authoritative.  ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted ASC 105 for the year ended September 30, 2009.  The adoption of this Statement did not impact the financial position and results of operation, as it only required disclosures.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”, which is codified as ASC 820, “Fair Value Measurements and Disclosures”.  This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities.  This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820.  The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this Update did not have a significant impact on our financial position and results of operation.

RESULTS OF OPERATIONS

Results of Operations for the Nine Months Ended June 30, 2010 Compared to the Nine Months Ended June 30, 2009

The following table sets forth a summary of certain key components of our results of operations for periods indicated in dollars and as a percentage of revenues.

	For The Nine Months Ended June 30,
	2010		2009		Change in %
Net revenue	$27,744,480	100%	$24,477,903	100%	13.3%
Cost of revenue	$23,612,296	85.1%	$19,704,153	80.5%	19.8%
Gross profit	$4,132,184	14.9%	$4,773,750	19.5%	(13.4)%
Operating expenses	$570,635	2.1%	$392,395	1.6%	45.4)%
Income from operations	$3,561,549	12.8%	$4,381,355	17.9%	(18.7)%
Government subsidies	$382,117	1.4%	$362,493	1.5%	5.4%
Income before income tax provision	$3,929,299	14.2%	$4,851,548	19.8%	(19.0)%
Income tax provision	$-	-	$-	-
Net income before non-controlling interest	$3,929,299	14.2%	$4,851,548	19.8%	(19.0)%
Net income attributable to common shareholders	$3,846,012	13.9%	$4,754,557	19.4%	(19.1)%

Net Revenue

For the nine months ended June 30, 2009, our net revenue increased 13.3% to $27,744,480 from $24,477,903 for the nine months ended June 30, 2009. During the nine months ended June 30, 2010, we sold hogs weighing approximately 15,713,000 kilograms, representing an increase of 10.8% from approximately 14,186,000 kilograms for the comparable period in 2009. The average unit selling price increased 2.3% from $1.73 to $1.77 per kilogram.  The average unit selling price during the 2009 period reflected the effects of higher competition in the hog market resulting from a decline in demand and an oversupply of hogs.  The price increased in the 2010 period reflecting an overall improvement in the market for hogs.

Cost of Revenue

Our cost of revenue consists primarily of the fodder expense, and we have limited influence on such cost. The price of fodder is determined solely by suppliers and generally reflects the price of grain. We will seek to obtain more beneficial pricing from our suppliers by offering to increase our purchases from this supplier.  We cannot assure you that we will be able to get more beneficial pricing terms or that we will not become more dependent upon a single supplier. The cost of revenue increased by 19.8% from $19,704,153 for the nine months ended June 30, 2009 to $23,612,296 for the nine months ended June 30, 2010. The average unit cost increased 7.9% from RMB1.40 to $1.51 per kilogram.

Operating Expense

Operating expense includes overhead expenses such as rent, management and staff salaries, general insurance, marketing and offices expenses. Operating expenses increased 45.4% from $392,395 to $570,635. Because during the nine months ended June 30, 2010, we incurred significant expenses associated with our public reporting requirement, including provide a competitive remuneration package to attract and retain qualified personnel and obtain professional service from attorneys and accountants . However, we had no obligations as a public company prior to the reverse acquisition in March 29, 2010 and we did not have any such expenses prior to that date.

Income tax provision and government subsidies

The business of agricultural breeding of livestock is exempt from Enterprise Income Tax (EIT) and Value Added Tax (“VAT”). With the effort from the government support on hog producers during recent year, the government subsidies increased to $382,117 from $362,493 for the same period in 2009.

Net Income Allocated to Common Shareholders

As a result of the foregoing, our net income attributable to common shareholders decreased from $4,755,000, or  $0.85 per share (basic and diluted) for the nine months ended June 30, 2009 to $3,846,000, or $0.63 per share (basic and diluted) for the comparable period of 2010.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth the summary of our cash flows for the nine months ended June 30, 2010 and 2009.

	Nine Months Ended June 30,
	2010	2009

Net cash provided by operating activities	$3,860,940	$6,307,644
Net cash used in investing activities	$(4,174,001)	$(197,241)
Net cash provided by (used in)for financing activities	$1,588,658	$(8,039,995)
Effect of exchange rate changes on cash	$(7,067)	$(52,179)
Cash and cash equivalents at beginning of period	$1,201,160	$3,551,320
Cash and cash equivalents at end of period	$2,469,690	$1,569,549

Operating Activities

During the nine months ended June 30, 2010, net cash provided by operating activities was $3,860,940, as compared to net cash provided by operating activities of $6,307,644 in the nine months ended June 30, 2009.  This decrease was a result of several reasons, including a decrease of net income from $4,851,548 for the nine months ended June, 2009 to $3,929,299 in the comparable period in 2010, an increase of advance to suppliers of $1,893,102.

Investing Activities

During the nine months ended June, 2010, net cash used in investing activities was $4,174,001, as compared to $197,241 of net cash used by investing activities for the comparable period in 2009. The increase was primarily due to an increase in the amount of purchase of biological assets from $318,225 to $1,238,865 and purchase of property and equipment from $0 to $3,115,592.  The biological assets are the breeding sows which we purchased.

Financing Activities

During the nine months ended June 30, 2010, net cash provided by financing activities was $1,588,658, mainly due to net proceeds of $5,783,859 from sale of securities in a private placement and the $4,195,201 repayment of loan from stockholders. During the nine months ended June 30, 2009, net cash used in financing activities was $8,039,995, reflecting $6,358,493 in repayment of loans from stockholders and dividend payments of $1,701,502.

Our total cash and cash equivalents increased to $2,469,690 as of June 30, 2010, as compared to $1,569,549 as of June 30, 2009.

Results of Operations for the Fiscal Year Ended September 30, 2009 Compared To the Fiscal Year Ended September 30, 2008

The following table sets forth a summary of certain key components of our results of operations for periods indicated in dollars and as a percentage of revenues.

	For The Year Ended September 30,
	2009		2008		Change in %
Sales	$32,140,033	100%	$38,001,599	100%	(15)%
Cost of sales	$25,803,016	80%	$22,539,050	59%	14%
Gross profit	$6,337,017	20%	$15,462,549	41%	(59)%
Operating expenses	$458,300	1%	$491,831	1%	(7)%
Income from operations	$5,878,717	18%	$14,970,718	39%	(61)%
Government subsidies	$1,189,506	4%	$149,168	0%	697%
Income before income tax (provision) benefit and minority interests	$7,174,710	22%	$15,428,911	40%	(53)%
Income tax provision	$-	N/A	$-	N/A	N/A
Net income	$7,031,348	22%	$15,121,018	40%	(53)%

Sales

For the year ended September 30, 2009, our sales decreased 15% to $32,140,033 from $38,001,599 for the year ended September 30, 2008. During the fiscal year 2009, we sold hogs weighing approximately 18,576,000 kilograms, representing an increase of 5.79% from approximately 17,560,000 kilograms for the year ended September 30, 2008. The average unit selling price decreased 23.05% from approximately $2.53 to $1.95 per kilogram mainly due to the outbreak of H1N1 influenza, which affected the live hog spot prices and the hog breeding industry, as well as to the increase in competition in the PRC hog market in 2009 resulting from an oversupply of hogs and a reduced demand for pork.

Cost of Sales

As our cost of sales consists primarily of the fodder expense, we have limited influence on such cost. The price of fodder is determined solely by suppliers and the price of grain. The cost of sales increased by 14% from $22,539,050 for the year ended September 30, 2008 to $25,803,016 for 2009. The average unit cost increased 4% from $1.50 to $1.56 per kilogram.

Operating Expenses

Operating expenses include overhead expenses such as rent, management and staff salaries, general insurance, marketing and offices expenses. Operating expenses decreased 7% from $491,831 to $458,300 primarily as a result of the Company’s efforts in controlling costs.

Income tax provision and government subsidies

According to PRC tax laws and regulations, the business of agricultural breeding of livestock is exempt from enterprise income tax (EIT) and Value Added Tax (“VAT”). With the effort from the government support on hog producers during recent year, the government subsidies to us increased 696% from $149,168 in the year ended September 30, 2008 to $1,189,506 for the year ended September 30, 2009.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth the summary of our cash flows for the years ended September 30, 2009 and September 30, 2008.

	Year Ended September 30,
	2009	2008

Net cash provided by operating activities	$8,809,604	$15,422,012
Net cash (used in) provided by investing activities	(30,679)	156,381
Net cash used for financing activities	(11,122,113)	(14,567,899)
Effect of exchange rate changes on cash	(6,972)	271,992
Cash and cash equivalents at beginning of period	3,551,320	2,268,834
Cash and cash equivalents at end of period	1,201,160	3,551,320

Operating Activities

During the year ended September 30, 2009, net cash provided by operating activities was $8,809,604, as compared to net cash provided by operating activities of $15,422,012 for the year ended September 30, 2008.  This decrease was primarily due to the decrease in net income from $15,121,018 to $7,031,348.

Investing Activities

During the year ended September 30, 2009, net cash used in investing activities was $30,679, as compared to $156,381 of net cash provided by investing activities for the comparable period in 2008. The decrease was primarily due to an increase in the amount of proceeds from disposal of biological assets from $434,471 to $283,541.

Financing Activities

During the year ended September 30, 2009, net cash used in financing activities was $11,122,113, as compared to $14,567,899 for the comparable period in 2008. The decrease of net cash used was primarily due to the repayments of stockholder loans and dividends paid to stockholders during the year ended September 30, 2008. With respect to the dividends, in December 2008, our predecessor holding companies declared, and during the year ended September 30, 2009 paid, to the former stockholders of our operating subsidiaries dividends in the total amount of $13,064,075.  In December 2007, prior to our acquisition of our operating subsidiaries, our operating subsidiaries declared, and they or our predecessor holding company paid, dividends to their respective stockholders in the total amount of $8,897,167.  These dividends are reflected as cash used in financing activities. See “Certain Relationships and Related Transactions” for information concerning the dividends.

Our total cash and cash equivalents decreased to $1,201,160 as of September 30, 2009, as compared to $3,551,320 as of September 30, 2008.

OFF-BALANCE SHEET ARRANGEMENTS

There were no off-balance sheet arrangements during the nine months ended June 30, 2010 or the year ended September 30, 2009 that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

CORPORATE HISTORY AND STRUCTURE

We were incorporated under the laws of Delaware on September 27, 2007 as a blank check company.  On March 29, 2010, we acquired SCLI in a reverse acquisition transaction, which involved a financing transaction and a share exchange transaction which are more fully described below.  On July 9, 2010, our corporate name was changed to Southern China Livestock, Inc.

Background and History

On March 29, 2010, we, then known as Expedite 4, Inc., acquired SCLI in a reverse acquisition transaction pursuant to the Exchange Agreement by which we acquired 100% of the issued and outstanding shares of SCLI in exchange for 5,623,578 shares, or 99.97%, of our common stock issued and outstanding after the closing of the share exchange transaction, thereby making SCLI our wholly-owned subsidiary. Pursuant to the terms of the Exchange Agreement, the person who was then our sole shareholder cancelled a total of 98,500 shares of common stock. Following the completion of the transactions contemplated by the Exchange Agreement, there were 5,625,078 shares of common stock issued and outstanding, of which 5,623,578 were owned by the former shareholders of SCLI and the remaining 1,500 shares were owned by our former principal stockholder.  For financial reporting purposes, these transactions are classified as a recapitalization of SCLI and the historical financial statements of SCLI are reported as our historical financial statements, except that the 5,623,578 shares of common stock issued in the reverse acquisition represent the outstanding shares of common stock from the beginning of the first period presented.  Pursuant to the Exchange Agreement, contemporaneously with the closing, the former officer and director resigned and new officers and directors were elected to their positions.

On July 25, 2008, Mayson International and Mayson Enterprises were incorporated in the British Virgin Islands as limited liability companies, with Mayson Enterprises being the wholly owned subsidiary of Mayson International.

Mayson Holdings was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC and became the wholly owned subsidiary of Mayson Enterprises. Beijing Huaxin was incorporated on September 9, 2008 as a limited liability company under the PRC laws. All of the equity of Beijing Huaxin is held by Mayson Holdings.

In November 2008, the former Jiangxi Huaxin shareholders owned all of the equity interests in Jiangxi Huaxin.  Jiangxi Huaxin was established in 2005, as a result of the combination of several hog farms, each with more than ten years of operating history. But for the restrictions under Chinese law, they would have exchanged their equity interest in Jiangxi Huaxin for a modest cash payment and an aggregate of 4,386,438 shares of the Company’s common stock in a single transaction, which would have been completed at the time of the reverse merger.  In order to comply with Chinese law, the transaction was structured to provide for an initial good faith deposit of $17,500 with the remaining shares to be issued in the future. The $17,500 downpayment was negotiated by the parties, with the recognition that the most significant portion of the consideration was the equity to be issued pursuant to the option agreements.

The first step in the transaction was the November 2008 transfer, pursuant to an agreement dated November 3, 2008, of the Jiangxi Huaxin stock to Beijing Huaxin, which was wholly-owned, through subsidiaries, by Mayson International, of which Liq i ang Song was the principal shareholder.  At the time of the transfer, Mayson International paid a $17,500 cash downpayment for 99% of the equity interest of Jiangxi Huaxin.  It was understood by all parties that the $17,500 payment did not constitute the full payment for the shares of Jiangxi Huaxin, and that the equity portion would be paid later in a manner that complied with the laws of the PRC.

SCLI was formed in July 2009 to acquire the stock of Mayson International from Mayson International’s shareholders.  SCLI acquired Mayson International in exchange for SCLI shares, which were issued to the Mayson International shareholders.  Mr. Song, who was the principal shareholder of Mayson International, became the principal shareholder of SCLI.  As a result of the reverse acquisition, SCLI’s principal business was the raising and sale of hogs through Jiangxi Huaxin.  Although Jiangxi Huaxin had continued to develop its business subsequent to November 2008, SCLI’s business was largely the same business that the former Jiangxi Huaxin shareholders transferred in November 2008.

The equity portion of the consideration was to be issued in the future after a reverse merger company was selected and the terms of the reverse merger were determined.  Once the capital structure of the reverse merger company, Expedite 4, Inc., which is now known as Southern China Livestock, Inc., was determined, it was then possible to provide for the equity component of the consideration.  Pursuant to the Exchange Agreement, Mr. Song and his designees received 90% of the shares issued in the reverse acquisition, or 5,061,220 shares of our common stock, of which 4,386,438 shares were allocated to the former Jiangxi Huaxin shareholders and their designees subject to the option agreements.  Based upon the agreement of the parties, which was an oral agreement that was never reduced to writing until the option was granted, the former shareholders of Jiangxi Huaxin were to receive approximately 78% of the outstanding shares of the reverse merger entity prior to any financing, which was 4,386,438 shares.  The rights of the Jiangxi Huaxin shareholders are set forth in the restated option agreement.  But for the restrictions under Chinese law, the former Jiangxi Huaxin shareholders would have received 4,386,438 shares at the closing of the reverse acquisition. Since these shares could not be issued to the former Jiangxi Huaxin shareholders, the former Jiangxi Huaxin shareholders received options to purchase the shares for nominal consideration from Mr. Song.

No additional consideration was paid for the 1% that was transferred in January 2010.  The modest cash consideration of $17,500 and the option to purchase 4,386,438 shares represented the total consideration for 100% of the equity of Jiangxi Huaxin.

Under the laws of the PRC, the former shareholders of Jiangxi Huaxin are not permitted to acquire our common shares directly in the reverse acquisition. Currently the PRC laws require registration with, and approval from the State Administration of Foreign Exchange, which is known as “SAFE”, and the approval of the Ministry of Commerce, which is known as “MOFCOM,” on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require PRC resident individuals to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, known as “SPC.”  SPCs are formed for the purpose of engaging in an equity financing outside of the PRC, with the investment proceeds directed to the SPC’s operating subsidiary in the PRC originally controlled by the PRC residents. This is a very long process with no assurance that registration or approval will be granted.  Accordingly, the PRC residents obtained only the right to purchase an interest in the SPC from the non-PRC owners over a period of time according to the restated option agreements, rather than acquiring a controlling equity interest in the SPC directly.

The restated option agreements have a nominal price of $0.01 per share, which is the economic equivalent of ownership and have certain conditions.  The sole purpose of the options is to provide the former Jiangxi Huaxin with the equity consideration that they would have received if they had exchanged their Jiangxi Huaxin shares directly, and the conditions were included in order to comply with the PRC laws. Mr. Song understood that he received the 4,386,438 shares on behalf of the former Jiangxi Huaxin shareholders and that they held the underlying economic interest in the shares since Mr. Song had no independent economic interest in the shares.  Mr. Song granted the option holders the voting rights in the shares underlying the options.

On June 9, 2010, we incorporated SCLI-Jiangxi as a wholly foreign owned enterprise under the laws of the PRC.

The following chart reflects our organizational structure as of the date of this prospectus.

Private Placement Financing

Contemporaneously with the reverse acquisition transaction, we completed the initial closing on a private placement of units at a price of $10.00 per unit.  Each unit consisted of two shares of common stock and a four-year Investor Warrant to purchase one share of common stock at an exercise price of $5.50 per share.  At closings held on March 29, 2010, March 31, 2010, April 30, 2010 and May 6, 2010, we sold 759,496.5 units for a total of $7,594,965.  In the private placement we issued to the investors 1,518,993 shares of common stock and warrants to purchase a total of 759,497 shares of common stock. Rodman acted as the lead placement agent and Newbridge acted as the co-placement agent in connection with the private placement. For the placement agent services, we paid a cash commission equal to 6.5% of the aggregate gross proceeds of the Units sold , or $493,673, and issued four-year warrants to purchase 92,564 shares of common stock exercisable at a price of $5.50 per share.  The holders of the warrants issued to the placement agents have registration rights identical to the registration rights afforded to the investors.   We also agreed to pay the placement agents a cash fee of 8% of the exercise price of any investor’s warrants which are exercised.  This fee is due within 48 hours of our receipt of any proceeds from the exercise of these warrants. We further agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act.  We paid for the out-of-pocket expenses of $40,000 incurred by the placement agents.

Additionally, our majority shareholder, Liqiang Song, and our management,  Dengfu Xu and  Luping Pan (the “Lock-Up Shareholders”), entered into lock-up agreements with us whereby the Lock-Up Shareholders agreed they will not, offer, pledge, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock during the period beginning on and including the date of the final closing of the aforementioned financing transaction for a period of 18 months.

OUR BUSINESS

Overview

We are in the business of breeding, raising and selling live hogs in the PRC. We operate our business through our subsidiaries, which operate 24 breeding farms and own a total of approximately 115,000 pigs. Our headquarters is located in southwest China in Yingtan City, Jiangxi province.  Our hog breeding farms are located throughout Jiangxi province, and we believe that we are the largest hog breeder in Jiangxi province. We sell live hogs in Guangdong province, which historically has China’s highest hog prices and a pork consuming culture and is considered one of China’s wealthiest regions.

Market Summary

General

China is the world’s largest hog producer and pork consumer and dominates the global pig meat market.  According to the report “2010 Trade Forecast Revision: Pork Higher; Beef and Broiler Meat Stable” from the US Department of Agriculture, China produces nearly half of the world’s total production. For 2010, China is expected to produce close to 50 million metric tons of a projected world production of approximately 102 million metric tons.   See http://www.fas.usda.gov/psdonline/circulars/livestock_poultry.pdf.

Although the pig production has increased in recent years, during 2005 and 2006, pig production was affected by a disease known as PRRS, which is referred to as Blue Ear Disease.  We believe that this disease is now effectively under control and did not have a negative effect on China’s hog production in 2009.  During late 2005 and the first half of 2006, short pork supplies resulting from the effects of this disease pushed prices up sharply. Increased food prices were major factors in the rise of China’s consumer price index.

China consumes over 450 million hogs a year.  In terms of meat consumption in China, beef accounts for approximately 9%, poultry for approximately 21% and pork for approximately 65% of total China consumption, according to the National Statistics Bureau of China.  China’s pork consumption is forecasted to increase to 47.0 million metric tons up from 44.9 million metric tons in 2008, an increase of about 3%. Projected pork demand by 2015 is estimated to approach 68.0 million metric tons, an increase of 45%.  A comparison of pork and total meat consumption in China from 1996 to 2008 is shown in a chart below:

* From China National Bureau of Statistics
** In 10,000 Ton Units

Urbanization and consequent growth of the middle class (estimated 250 million people in 2008) along with PRC policies protecting the swine industry reflect the importance of hog production as a social, economic and security issue for the consumer market in China.  China has enacted a number of laws to induce swine production. On January 1, 2008, the State Council announced a new regulation exempting companies involved in hog growing from corporate income tax. Additionally, the Food Safety Law, which became effective on June 1, 2009, allowed the government to take affirmative action aimed at strengthening the food safety control “from the production line to the dining table.” The PRC Government is creating a hog futures exchange to permit hedging of contracts which is expected to be operational in the near future.  Further, the Government maintains a “Strategic Meat Reserve” that is stocked predominantly with pork reserves.  These policies and programs underline the strategic value that the central PRC Government places on hog production.

Until 2009, a growing middle class in China with more disposable income had resulted in an increase in the market for pork, which was accompanied by an increase in prices for pork as well as live hogs. China’s pork producers suffered during the first half of 2009 from a combination of the effects of the general economic downturn, which affected China as well as the rest of the world, combined with a weak demand, and oversupply of pork and the psychological effect of the H1N1 influenza virus, known as the swine flu. See http://www.researchandmarkets.com/research/c53ab5/china_agribusiness. Since the start of the second half of 2009, however, a rapid rise in pork prices has re-energized the industry. The recovery was started by government intervention to buy up frozen pork supplies to help support prices. This has come along with a drop in pig numbers as farmers reduce their herds. As a result, the live hog prices reflected a 29% increase in the first week of 2010 as compared with the price six months earlier. In addition, the Department of Market Operation Regulation of the Ministry of Commerce believed that China’s pork supply and price would largely remain stable in 2010. See http://news.xinhuanet.com/english/2010-01/11/content_12792881.htm.

Breeding Hogs

The PRC is the world’s largest producer of pork and pork is the most widely-consumed meat in the PRC. We believe that hog production in the PRC is dominated by backyard farms (those that sell 1-50 hogs annually) and small farms (those that sell less than 500 hogs annually), with large pig farms accounting for a minority of the hog production.

Production

We engage in the business of breeding and raising hogs and piglets, then distributing them to trading agencies and pork distributors in the PRC.  We generate revenue primarily from the sale of hogs.  Since commencing operations in 2005, Jiangxi Huaxin has developed into the largest breeder in Jiangxi Province.  Jiangxi Huaxin controls each phase of pre-slaughter pork production in the following manner:

•	We breed and raise breeding sows on our own facilities.

•	We breed the sows’ piglets and raise the piglets until they are marketable as hogs.

•	When the piglets mature, we then sell the mature hogs.

Raw materials and suppliers

Feed is the most significant cost of operating a hog farm.  Our hog farms purchase feed products and raw materials such as corn and soybeans from several feed suppliers under short-term contracts.  Below are our top three feed suppliers for the years ended September 30, 2009 and 2008:

	Name of Suppliers	For the Year Ended September 30, 2009 (Approximately)		For the Year Ended September 30, 2008 (Approximately)
		Amount ($)	Percentage	Amount ($)	Percentage
1	Yujiang Huangguizhen Feed Agency	$19.1 million	82%	$19.4 million	87%
2	Yingtan Tongxiaojin Feed Agency	1.1 million	5%	1.3 million	6%
3	Yujiang Qiuzhen Feed Agency	1.1 million	5%	0.5 million	2%
	Total	$21.3 million	92%	$21.2 million	95%

A typical breeding cycle is approximately five months, and a breeding sow can give birth 2.2 times a year on average. A breeding sow can bear 10-12 piglets every five months, and breed for four years. The best time to sell hogs is when they grow to 115 kg to 125 kg (Approximately 253 lbs – 275 lbs). We do not own or operate slaughterhouses. Our annual production in 2009 was approximately 170,000 heads, up from approximately 145,000 heads in 2008.  We do not need to spend on marketing since we provide a commodity product and the prices are set by the general market.  We can sell any quantity of our live hogs without any marketing efforts.

The breakdown of the cost of breeding

Pig breeding cost includes feed, piglet, labor, epidemic prevention and fixed depreciation. At the beginning of the current fiscal year, it costs us about $177 to raise a hog until it is ready to be sold.  This cost is comprised of approximately $129 of feed costs, $29 of piglet costs (amortized from breeding pigs), $6 of labor, $7 of epidemic prevention (and other miscellaneous veterinarian expenses) and $6 in depreciation.

We are located in Jiangxi Province, which is in the mid-southern part of China. Because of its rural location, we benefit from low costs of land, materials and labor, which translate into lower end-product costs and thus competitive advantage. Also, our location is very advantageous because it is surrounded by rice, vegetable and other farms. As a part of the future growth plan for 2011, we plan to make and sell organic fertilizer to the local farms. This new business will address our need to dispose of an increasing amount of pig manure and, if we are successful in this business, create a potential additional profit source.

Sales and Marketing

We sell hogs to trading agencies mainly in the Chinese cities of Shenzhen and Shanghai and in Jiangxi province, with more than 70% of our hogs being sold to Shenzhen. In 2008 and 2009 and the nine months ended June 30, 2010 , nearly all of our hogs were sold to three government-affiliated trading companies in Shenzhen, Jiangxi and Shanghai. We have established long term relationships with these trading companies to sell most of our inventory as it becomes ready for sale. The following table sets forth for the years ended September 30, 2009 and 2008, the volume of pigs sold to these three trading companies.

Customers	For the Year ended September 30, 2009 (Approximately)		For the Year ended September 30, 2008 (Approximately)
	Amount ($)	Percent	Amount ($)	Percent
Shenzhen Dexing Food Development Co.	24.1 million	75%	27.0 million	71%
Jiangxi Guohong Food Development Co.	4.1 million	13%	6.1 million	16%
Shanghai Fuxing Food Development Co.*	3.3 million	10%	4.0 million	11%
Total	31.5 million	98%	37.1 million	98%

*	Although the customer is Shanghai Fuxing Food Development Co., the contracts and purchase order were placed by the owner of the company, Mr. Xia Minghua.

Our principal customer is Shenzhen Dexing.  Most of our sales to Shenzhen Dexing are made pursuant to two contracts in addition to relating to the agricultural production base.

One three year contract that commenced March 24, 2009 provides for the sale of 50,000 pigs per month, with a minimum of 600,000 per year.  The contract provides that the purchase price shall be determined by negotiation based on the market price, with a floor of RMB 10.6 (approximately $1.55) per kilogram.  Pursuant to the contract, Shenzhen Dexing made a pre-payment of RMB5,000,000 (approximately $733,000), and Shenzhen Dexing is to pay us a bonus of RMB10 (approximately $1.47) per pig if we successfully deliver the annual supply. The second contract, which has a term of one year, commencing February 1, 2010, provides for the sale of 200,000 pigs during the year.  The purchase price of the pigs shall be the market price, but not less than RMB 5.8 (approximately $0.85) per 500 grams nor more than RMB 7.8 (approximately $1.14) per 500 grams. Both contracts require the delivery of pigs that comply with the national pollution-free hygiene standard. We sold to Shenzhen Dexing approximately 120,000 hogs during year ended September 30, 2009 and approximately 122,000 hogs during the nine months ended June 30, 2010 and approximately 62,000 hogs during the quarter ended September 30, 2010 . In selling to Shenzhen Dexing, we do not specify pursuant to which contract the hogs are sold.

Although the contracts provide for the delivery of a specified number of pigs, the agreements also provide that each shipment’s delivery date and quantity is subject to further agreement.  These subsequent agreements have not been reduced to writing, but Shenzhen Dexing is aware of our capacity and has accepted our delivery quantities and schedule.  The delivery quantity and schedule is wholly dependent upon the breeding schedule and maturity of the hogs.  Shenzhen Dexing has accepted delivery of all hogs that we have provided to date although we have not exceeded the number of hogs set forth in the contracts. The contracts do not provide for any remedy if we are not able to deliver the full number of pigs per year.  Rather, the contact covering the annual purchase of 600,000 pigs has a performance bonus if we sell the full 600,000 per year.

We have not entered into any contract with Jiangxi Guohong Food Development Co.

One of our main farms, Baita Farm, was appointed as “State Livestock Reserve Base” by the Ministry of Commerce for its good quality of breeding in 2007. Because of the steps we take to promote good quality breeding, we are able to obtain government assistance for the purchase of insurance to cover any loss we may sustain from the death of sows in the event of an epidemic.

In China, it is customary to settle live hogs sales with cash virtually eliminating account receivables.

Agriculture Production Base

In April 2008, Shenzhen Agriculture Bureau awarded us an Agriculture Production Base for Shenzhen City, China from April 2008 to April 2011.   Under the terms of this award, Shenzhen Dexing Food Development Limited, a government-affiliated trading company and our largest customer, is to purchase from us a total of up to 83,000 pigs during the period from April 2008 to April 2011.

In addition to the contracts with Shenzhen Dexing, Shenzhen Pindexian Food Co., Ltd., also a government-related trading company, is to purchase up to 50,000 hogs from us from April 2008 to April 2011. We have sold approximately 10,000 hogs to Shenzhen Pindexian pursuant to this contract.

Competition

The hog production business in the PRC is highly segmented.  We believe that hog production in the PRC is dominated by backyard farms (those that sell 5-10 hogs annually) and small farms (those that sell less than 100 hogs annually), and that large farms account for a minority of the hog production.

We primarily market our products within Shenzhen and Shanghai cities as well as Jiangxi province, and we are currently selling more than 95% of our hogs to Shenzhen Dexing.  We compete broadly with the producers in these geographic regions.  Below are our main competitors:

•	Guangdong Wenshi Group – China’s largest pig breeding company. It produced 2 million hogs and 700 million chickens, with reported total sales of $2.6 billion in 2008.

•
Luoniushan Limited – China’s second largest pig breeding company. It is a public company trading on Shenzhen Stock Exchange under symbol “SZ: 000735” since 1997. Luoniushan Limited bred 450,000 hogs with the reported total sales of $ 1,640,340,000 in 2008.

•
Hunan Xinwufeng Limited – China’s third largest pig breeding company. It is a public company trading on Shanghai Stock Exchange under symbol “SH: 600975” since 2004. Hunan Xinwufeng Limited produced 350,000 pigs in 2008.

Competitive Advantages

We breed our own piglets. We seek to maintain our competitive advantages by establishing long-term relationship with state- related trading companies, which are our main customers, thus eliminated marketing, selling and receivables costs.  As soon as our inventory of hogs is fully matured, they are immediately sold to these trading companies.

Our senior managers have over 20 years experience in hog breeding industry, and our chairman also chairs Jiangxi Province Yingtan City Pig Breeding Association. Additionally, because our location is in a relatively rural area of the province which has a surplus of labor, we believe that we are able to obtain lower than average cost of labor compared with other parts of China. We also believe that we incur higher than industry average medical expenses for pigs as a result of our efforts to reduce the risk of epidemics.  We have not experienced any animal disease outbreaks in the last ten years.

Health Issues and Risk Management

Our management developed very strict guidelines to prevent disease outbreaks. Humans are generally not susceptible to pig diseases. H1N1, which contains genetic material from human, swine and avian flu viruses, can occasionally be transmitted to people, mainly hog farm workers and veterinarians but is not transmitted by eating pork. See http://www.bing.com/health/article/mayo-126803/H1N1-flu-swine-flu?q=swine+flu. Pigs, however, are very susceptible to human illnesses to the extent that a simple common human flu could potentially kill the whole pig farm.

Understanding these risks, the management took the following risk-management steps:

-	Diversification: the inventory is spread over 24 separate farms with no more than 20,000 hogs on any single farm to reduce the risk of disease spreading.

-	Control: We established four levels of on-site controls:

•	All workers must get permission and accept strict disinfection to enter the farms
•	Visitors are not allowed, except in rare cases and only during off-flu seasons
•	All materials, feed and water are tested before taken to the farm.
•	All workers are required to live at the farms, and they cannot leave the farm without permission of the management of the Company.

-	Prevention Costs: We incur higher than industry average epidemic prevention expenses by buying healthier feed including livestock organic food for pigs.

-
Government Support:  Due to the precautionary measures and recognized high standards of Jiangxi Huaxin, the government subsidizes insurance to cover us for losses we may sustain in the event of the death of our sows as a result of an epidemic.

We have not had any outbreaks of epidemics in the last ten years and all our breeding pigs are covered by government-sponsored disease insurance.

Future Plans

Growth via increased purchases of pigs for inventory:

Since April 2010, we began to increase our pig inventory through the purchase of sows and hogs from local pig farmers.  Through June 30, 2010, we purchased approximately 2,414 sows and 21,120 hogs. We intend to significantly increase our inventory of pigs from the proceeds of this offering.  Our goal is to purchase approximately 100,000 pigs, of which we anticipate approximately 9,000 will be breeding sows and 91,000 which we expect will cost us in the range of $27 million, on which we expect to make downpayments of approximately $15 million. We believe that we will be able to purchase the pigs on reasonable terms from local pig farmers.

Growth via fertilizer business:

The generation of organic waste is a major problem than all large animal farm operators all over the world have to manage. Our solution is to take advantage of its rural location and the fact that it is surrounded by rice and vegetable farms by processing its organic waste and selling it as organic fertilizer.  Organic fertilizers made from livestock manure are commonly used in China.  It is an environmentally friendly product and exempted from all tax with the current selling price around $117-$132 per ton.  We anticipate using the proceeds from the Offering to begin development of the organic fertilizer line of business.  We plan to spend $2 million from the offering to build an organic fertilizer line.  This schedule is based on completing the offering during September 2010.  Since we do not expect to start to develop this business prior to the completion of the offering, any delay in the offering would result affect our schedule for developing this business.  This organic fertilizer product will be primarily made of pig waste. We believe that it will take about two to three months to build such production line.  We believe that our fertilize business could become operational seven to nine months after we complete the offering  and we will be able to generate revenues from the new business at that time. With the increasing size of our farms, and with our advantageous location in the southern province with many farmlands, we believe that expanding into the fertilizer business is the most profitable, inexpensive and efficient vertical integration of our business.

Intellectual Properties

We have operating manuals for disease prevention, food preparation and general management know-how.

Environmental Protection

Our breeding farms are located in rural areas where there are no specific requirements imposed on us by China’s environmental protection bureaus. We believe that we have never been penalized by any environmental protection bureaus. We therefore did not incur any significant environmental law compliance costs in the past.

Government Regulation

We obtain license and permits from Sanitary Department of Jiangxi Province each year for our breeder farms. We believe that we have never been penalized by any Sanitary Agencies.

Subsidiaries, Properties and Facilities

We have a total of 24 farms, as shown on the map below.

Jiangxi Huaxin owns 99 % of the equity interest of Jiangxi Yingtan Fuxin Development, Yujiang Decheng Livestock Co., Ltd., Yingtan Livestock Feeds Development Co., Ltd., Yujiang Xiangying Swine Co., Ltd., Yujiang Xianyue Livestock Feeds Co., Ltd., Yingtan Yujiang Zhongtong Swine Co., Ltd. and Yujiang Fengyuan Livestock Co., Ltd. These seven entities, together with the other farms and productions under Jiangxi Huaxin, SCLI-Jiangxi and Beijing Huaxin, are our main operations.

1. Jiangxi Yingtan Fuxin Development and Trade Co., Ltd. (“Yingtan Fuxing”): Yingtan Fuxing, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates eight (8) hog farms. Including:

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Baita Farm. Baita Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 53,280 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2049. Baita Farm pays $1,466 annual rent under the terms of the lease.

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Sanba (1) Farm. Sanba (1) Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 13,986 square meters of developed land, is leased from the Chinese government for a period of 17 years and is scheduled to expire on 2026. Sanba (1) Farm pays $440 annual rent under the terms of the lease.

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Sanba (2) Farm. Sanba (2) Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 19,980 square meters of developed land, is leased from the Chinese government for a period of 20 years and is scheduled to expire on 2014. Sanba (2) Farm pays $293 annual rent under the terms of the lease.

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The Third Farm. The Third Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 66,660 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2050. The Third Farm pays $220 annual rent under the terms of the lease.

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Four-1 Farm. Four-1 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 40 years and is scheduled to expire on 2055. Four-1 Farm pays $147 annual rent under the terms of the lease.

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Four-2 Farm. Four-2 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 23,310 square meters of developed land, is leased from the Chinese government for a period of 40 years and is scheduled to expire on 2040. Four-2 Farm pays $176 annual rent under the terms of the lease.

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Four-3 Farm. Four-3 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 23,310 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2053. Four-3 Farm pays $161 annual rent under the terms of the lease.

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Wangjintang Farm. Wangjintang Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 53,280 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2034. Wangjintang Farm pays $2,786 annual rent under the terms of the lease.

2. Yujiang Decheng Livestock Co., Ltd. (“Yujiang Decheng”): Yujiang Decheng, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates two (2) hog farms. Including:

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The First Farm. The First Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 19,980 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2048. The First Farm pays $440 annual rent under the terms of the lease.

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The Second Farm. The Second Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 40 years and is scheduled to expire on 2044. The Second Farm pays $323 annual rent under the terms of the lease.

3. Yingtan Livestock Feeds Development Co., Ltd. (“Yingtan Livestock”): Yingtan Livestock, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates one (1) hog farm. It is:

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The First Farm. The First Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 51,948 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2034. The First Farm pays $1,144 annual rent under the terms of the lease.

4. Yujiang Xiangying Swine Co., Ltd. (“Yujiang Xiangying”): Yujiang Xiangying, a majoirty-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates one (1) hog farm. It is:

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Xiangying Farm. Xiangying Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2026. Xiangying Farm pays $733 annual rent under the terms of the lease.

5. Yujiang Xianyue Livestock Feeds Co., Ltd., (“Yujiang Xianyue”): Yujiang Xianyue, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates one (1) hog farm. It is:

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Xianyue Farm. Xianyue Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 33,300 square meters of developed land, is leased from the Chinese government for a period of 20 years and is scheduled to expire on 2014. Xianyue Farm pays $733 annual rent under the terms of the lease.

6. Yingtan Yujiang Zhongtong Swine Co., Ltd., (“Yingtan Zhongtong”): Yingtan Zhongtong, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates one (1) hog farm. It is:

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Zhongtong Farm. Zhongtong Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 15,318 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2031. Zhongtong Farm pays $261 annual rent under the terms of the lease.

7. Yujiang Fengyuan Livestock Co., Ltd. (“Yujiang Fengyuan”): Yujiang Fengyuan, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan city. It operates five (5) hog farms. Including:

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New Farm. The New Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 39,960 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2054. The New Farm pays $1,100 annual rent under the terms of the lease.

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Old Farm. The Old Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 39,960 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2046. The Old Farm pays $1,320 annual rent under the terms of the lease.

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Three-1 Farm. The Three-1 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2034. The Three-1 Farm pays $418 annual rent under the terms of the lease.

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Three-2 Farm. The Three-2 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 39,960 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2052. The Three-2 Farm pays $352 annual rent under the terms of the lease.

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Three-3 Farm. The Three-3 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2039. The Three-3 Farm pays $513 annual rent under the terms of the lease.

Jiangxi Huaxin owns two additional farms besides the abovementioned ones in Yujiang town, Yingtan city. They are:

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Liangqi Farm. Liangqi Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 33,300 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2031. Liangqi Farm pays $1,333annual rent under the terms of the lease.

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Yongsheng Farm. Yongsheng Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2031. Yongsheng Farm pays $888 annual rent under the terms of the lease.

SCLI-Jiangxi owns three farms in Yujiang town, Yingtan city. They are:

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Yinmei Farm. Yinmei Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2039. Yinmei Farm pays $519 annual rent under the terms of the lease.

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Changsong Farm. Changsong Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2055. Changsong Farm pays $148 annual rent under the terms of the lease.

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Jiansheng Farm. Jiansheng Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan city.  The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2053. Jiansheng Farm pays $163 annual rent under the terms of the lease.

In addition, Beijing Huaxin owns a feed production line in Tieling City, Liaoning Province.

We own all equipment in our subsidiaries and farms, which include small electricity power and water machines and feed process machines and firedamp process plant; only the farmlands are by lease from the Chinese government.

Insurance

We have insurance for every breeding pig that costs $8.80 per head, which is included in general and administrative expenses. We pay $2.20 while the government covers the remaining $6.60.  The insurance provides coverage equal to $147 per breeding pig in the event of its death.

Employees

As of the date hereof, we have approximately 398 full-time employees. The breakdown of our employees by department is:

General and Administration Department	68
Production Department	290
Finance Department	16
Sales Department	24

Our employees are not represented by any collective bargaining agreement and we believe we have never experienced a work stoppage. We believe we have good relations with our employees.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following individuals constitute our board of directors and executive officers as of the date of this prospectus. Our executive officers are elected annually by our board of directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Dengfu Xu	57	Chairman and Director
Luping Pan	45	President, Chief Executive Officer, Secretary and Director
Wei (Wayne) He	38	Chief Financial Officer and Director

Dengfu Xu, Chairman and Director

Mr. Xu has been a director and chairman of the board of directors since the completion of the reverse acquisition in March 2010.  He has served as management of our subsidiary Jiangxi Huaxin since the formation of the company in 2005. He has over twenty years of experience in the pig breeding industry. Mr. Xu was a recipient of “Wuyi Model Worker” government award for his “brilliant” achievement in livestock breeding industry.  He is also the current Chairman of the Jiangxi Yingtan Pig Breeding Association and a Delegate of Political Consultative Conference of Yingtan City. We believe that Mr. Xu’s experience in the hog industry in general and his service as a key executive of our predecessors qualify him to serve as a director.

Luping Pan, President, Chief Executive Officer, Secretary and Director

Mr. Pan has served as our chief executive officer, president, secretary and a director since the completion of the reverse acquisition in March 2010. He has served as management of our subsidiary Jiangxi Huaxin since the formation of the company in 2005.  He has over ten years of experience in the pig breeding industry. Mr. Pan currently serves as Vice-Chairman of Jiangxi Yingtan Pig Breeding Association and a Delegate of Political Consultative Conference of Yingtan City. From 1986 through 2001, Mr. Pan served as a trade manager with the Yujiang Trade and Economy Bureau. We believe that Mr. Pan’s experience in the pig industry in general and his service as a key executive of our predecessors qualify him to serve as a director.

Mr. Wei (Wayne) He, Chief Financial Officer and Director

Mr. Wei He was appointed as Chief Financial Officer on October 8, 2010. He has over ten years of experience in general management, corporate finance and investor relations management. From November 2008 to August 2010, he served as a director of North American operations of Liyuan Aluminum, one of the top aluminum extrusion manufacturing companies in China.  From 2005 to 2008, Mr. He was founder and managing director of Simba Media, Inc., a media company that facilitates high-level business communications between China and the U.S.  He worked with a variety of clients including China Central Television (CCTV) and China Film Equipment Corporation (CFEC).  Mr. He obtained his Master of Business Administration degree at The Anderson School at UCLA in 2002. We believe that Mr. He’s corporate finance experience and educational background qualify him as a chief financial officer and a director.

Family Relationships

There are no family relationships between our director and executive officers.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Committees and Meetings

We currently do not have audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on March 29, 2010, we were a “blank check” shell company named Expedite 4, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The sole officer and director of the Company, Sheila Hunter, did not receive any compensation or other perquisites for serving in such capacities.  Ms. Sheila Hunter resigned from all of her executive and director positions with the Company upon the closing of the Share Exchange and are no longer employed by or affiliated with the Company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Jiangxi Huaxin until the closing of the Share Exchange, including for the year ended September 30, 2009 and the period from October 1, 2009 to March 29, 2010.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of Jiangxi Huaxin were appointed as our executive officers and we adopted the compensation policies of Jiangxi Huaxin, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

If we successfully complete our proposed listing on the NASDAQ Capital Market in 2010, we intend to adjust our compensation evaluations upwards in 2010, including through the payment of bonuses. However, in such case, we do not intend to increase compensation by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals. We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the two fiscal years ended September 30, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Sheila Hunter (1),	2008	0	0	0	0	0	0
former President, CEO and CFO	2009	0	0	0	0	0	0
	2010	0	0	0	0	0	0
Luping Pan (2),	2008	29,200	0	0	0	0	29,200
President, CEO and Secretary	2009	29,200	0	0	0	0	29,200
	2010	29,200	0	0	0	0	29,200
Shu Kaneko (3)	2008	0	0	0	0	0	N/A
Former CFO	2009	0	0	0	0	0	N/A
	2010	50,000	0	0	0	0	50,000

(1)
On March 29, 2010, Sheila Hunter resigned from all offices held in the Company, effective immediately, and from the board of directors effective April 19, 2010, which is 10 days after filing of an information statement required by Rule 14f-1 promulgated under the Exchange Act.

(2)
Does not include dividends paid to Mr. Pan of $1,835,904 during the years ended September 30, 2009 and $1,270,221 during the year ended September 30, 2008.  See “Certain Relationships and Related Transactions.”

(3)	Mr. Kaneko resigned as the Chief Financial Officer of the Company on October 8, 2010. He was appointed as Director of Business Development of the Company on October 8, 2010.

Grants of Plan-Based Awards

There were no option grants in the years ended September 30, 2010 and  2009.

Outstanding Equity Awards

There were no option exercises or options outstanding in the years ended September 30, 2010 and  2009.

Option Exercises and Stock Vested

There were no option exercises or stock vested in  the years ended September 30, 2010 and  2009.

Pension Benefits

There were no pension benefit plans in effect in  the years ended September 30, 2010 and  2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There was no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in  the years ended September 30, 2010 and  2009.

Employment Agreements

On October 8, 2010, we entered into an employment agreement with Mr. Wei (Wayne) He pursuant to which he would serve as the Chief Financial Officer of the Company for a term of two years.  Mr. He will receive base salary of $80,000 per year, payable semi-monthly in accordance with the customary payroll practices of the Company. Upon completion of an underwritten initial public offering, such base salary shall be increased to $120,000. In addition to the base salary, Mr. He may receive a discretionary bonus at the Company’s fiscal year end, in an amount to be determined by the Board of Directors, in its sole discretion, up to three months of his base salary.  The Board of Directors approved the employment agreement on October 8, 2010.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended September 30, 2009 by members of board of directors whose compensation is not included in the summary compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dengfu Xu	$29,200	-	-	-	$29,200
Xin Zhao (1)	$30,000	-	-	-	$30,000
_______________
(1) Ms. Zhao resigned as a director of the Company on October 8, 2010.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the formation of Jiangxi Huaxin in 2005, the equity of our subsidiaries Yujiang Fengyuan Livestock Co., Ltd., Yingtan Yujiang Zhongtong Swine Co., Ltd., Yujiang Xianyue Livestock Feeds Co., Ltd., Jiangxi Yingtan Fuxin Development and Trade Co., Ltd., Yingtan Livestock Feeds Development Co., Ltd., Yujiang Xiangying Swine Co., Ltd and Yujiang Decheng Livestock Co., Ltd. was owned by a different owner.  In 2005, they transferred their equity in the subsidiaries for an equity interest in Jiangxi Huaxin.

In November 2008, the former Jiangxi Huaxin shareholders owned all of the equity interests in Jiangxi Huaxin.  Jiangxi Huaxin was established in 2005, as a result of the combination of several hog farms, each with more than ten years of operating history. But for the restrictions under Chinese law, they would have exchanged their equity interest in Jiangxi Huaxin for a modest cash payment and an aggregate of 4,386,438 shares of the Company’s common stock in a single transaction, which would have been completed at the time of the reverse merger.  In order to comply with Chinese law, the transaction was structured to provide for an initial good faith deposit of $17,500 with the remaining shares to be issued in the future. The $17,500 downpayment was negotiated by the parties, with the recognition that the most significant portion of the consideration was the equity to be issued pursuant to the option agreements.

The first step in the transaction was the November 2008 transfer, pursuant to an agreement dated November 3, 2008, of the Jiangxi Huaxin stock to Beijing Huaxin, which was wholly-owned, through subsidiaries, by Mayson International, of which Liqiang Song was the principal shareholder.  At the time of the transfer, Mayson International paid a $17,500 cash downpayment for 99% of the equity interest of Jiangxi Huaxin.  It was understood by all parties that the $17,500 payment did not constitute the full payment for the shares of Jiangxi Huaxin, and that the equity portion would be paid later in a manner that complied with the laws of the PRC.

SCLI was formed in July 2009 to acquire the stock of Mayson international from Mayson International’s shareholders.  SCLI acquired Mayson International in exchange for SCLI shares, which were issued to the Mayson International shareholders.  Mr. Song, who was the principal shareholder of Mayson International, became the principal shareholder of SCLI.  As a result of the reverse acquisition, SCLI’s principal business was the raising and sale of hogs through Jiangxi Huaxin.  Although Jiangxi Huaxin had continued to develop its business subsequent to November 2008, SCLI’s business was largely the same business that the former Jiangxi Huaxin shareholders transferred in November 2008.

The equity portion of the consideration was to be issued in the future after a reverse merger company was selected and the terms of the reverse merger were determined.  Once the capital structure of the reverse merger company, Expedite 4, Inc., which is now known as Southern China Livestock, Inc., was determined, it was then possible to provide for the equity component of the consideration.  Pursuant to the Exchange Agreement, Mr. Song and his designees received 90% of the shares issued in the reverse acquisition, or 5,061,220 shares of our common stock, of which 4,386,438 shares were allocated to the former Jiangxi Huaxin shareholders and their designees subject to the option agreements.  Based upon the agreement of the parties, which was an oral agreement that was never reduced to writing until the option was granted, the former shareholders of Jiangxi Huaxin were to receive approximately 78% of the outstanding shares of the reverse merger entity prior to any financing, which was 4,386,438 shares.  The rights of the Jiangxi Huaxin shareholders are set forth in the restated option agreement.  But for the restrictions under Chinese law, the former Jiangxi Huaxin shareholders would have received 4,386,438 shares at the closing of the reverse acquisition. Since these shares could not be issued to the former Jiangxi Huaxin shareholders, the former Jiangxi Huaxin shareholders received options to purchase the shares for nominal consideration from Mr. Song.

No additional consideration was paid for the 1% that was transferred in January 2010.  The modest cash consideration of $17,500 and the option to purchase 4,386,438 shares represented the total consideration for 100% of the equity of Jiangxi Huaxin.

Under the laws of the PRC, the former shareholders of Jiangxi Huaxin are not permitted to acquire our common shares directly in the reverse acquisition. Currently the PRC laws require registration with, and approval from the State Administration of Foreign Exchange, which is known as “SAFE”, and the approval of the Ministry of Commerce, which is known as “MOFCOM,” on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require PRC resident individuals to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, known as “SPC.”  SPCs are formed for the purpose of engaging in an equity financing outside of the PRC, with the investment proceeds directed to the SPC’s operating subsidiary in the PRC originally controlled by the PRC residents. This is a very long process with no assurance that registration or approval will be granted.  Accordingly, the PRC residents obtained only the right to purchase an interest in the SPC from the non-PRC owners over a period of time according to the restated option agreements, rather than acquiring a controlling equity interest in the SPC directly which are subject to the subsequent completion of relevant PRC foreign exchange formalities.

The restated option agreements have a nominal price of $0.01 per share, which is the economic equivalent of ownership.  The options have certain conditions, as described in the following paragraph, in order to comply with PRC law.  The sole purpose of the options is to provide the former Jiangxi Huaxin with the equity consideration that they would have received if they had exchanged their Jiangxi Huaxin shares directly. Mr. Song understood that he received the 4,386,438 shares on behalf of the former Jiangxi Huaxin shareholders and that they held the underlying economic interest in the shares since Mr. Song had no independent economic interest in the shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the option agreements and lock-up agreements.  Mr. Song has no direct or indirect beneficial interest in Shu Mei Yu, Ltd.

The following table sets forth the options granted to each of the seven former shareholders of Jiangxi Huaxin and their designees.

Name	Shares Subject to Option
Dengfu Xu	1,075,206
Luping Pan	726,589
Mude Pan	488,104
Genkai Zhang	418,411
Xianyue Li	418,441
Min Yang	348,667
Jianying Xu	348,667
Yesheng Li	182,761
Dexuan Yu	182,761
Suyi Aheng	196,831
4,386,438

In December 2008, our predecessor holding companies declared, and during the year ended September 30, 2009 paid, to the former shareholders of our operating subsidiaries dividends in the total amount of $13,064,075 (the “2008 dividend”).  In December 2007, prior to our acquisition of our operating subsidiaries, our operating subsidiaries declared, and they or our predecessor holding company paid, dividends to their respective shareholders in the total amount of $8,897,167 (the “2007 dividend”).  The amount shown on our September 30, 2008 balance sheet as Amount due from stockholders in the amount of $10,128,624 represent advances that were treated as advance payments of dividends.  Because the dividends had not been declared at September 30, 2008, these amounts are shown as amounts due from stockholders.  These amounts were offset against the 2008 dividend when it was declared in December 2008.  The dividends payable to each of the former shareholders of Jiangxi Huaxin are based on the earnings of the subsidiary which each of them owned prior to his transfer of ownership of the subsidiaries to Jiangxi Huaxin.  At the time the dividends were declared, we were privately owned and the allocation of dividends was acceptable to all of former Jiangxi Huaxin shareholders.  The following table sets forth the 2008 dividend and 2007 dividend paid to each of the former Jiangxi Huaxin shareholders (dollars in thousands).

Name	2008 Dividend	2007 Dividend
Dengfu Xu	$5,737	$4,142
Luping Pan	1,836	1,270
Mude Pan	1,471	1,008
Genkai Zhang	1,147	690
Xianyue Li	1,190	690
Min Yang	908	483
Jianying Xu	775	613
	$13,064	$8,897

According to the Income Tax Laws in the PRC, the paying company is required to withhold income tax of 10% to 20% on the dividends, which they failed to do. In the event that these taxes cannot be collected from the former stockholders of our operating subsidiaries, who have the primary obligation to pay the taxes, we may be liable to pay the unpaid amount of approximately $4.4 million, and late payment penalty may be levied in an amount ranging from 50% to maximum five times the taxes owing. Although we believe that the likelihood of our being required to pay the taxes is remote, based on advice from the local tax authority, we cannot assure you that the tax authority might not take a different position in the future and seek to assess us.

From time to time, the former shareholders of Jiangxi Huaxin made loans to us for working capital purposes.  These loans were non-interest bearing and had no payment terms.  The shareholders have advised us that they will not seek payment during the current year.  In addition, during the years ended September 30, 2009 and 2008 we advanced money to these shareholders, which were treated as advance payments of 2008 dividend and the 2007 dividend. The following table sets forth information as to loans from these shareholders during the nine months ended June 30, 2010 and the years ended September 30, 2009 and 2008 (dollars in thousands).  The table does not include payments made to shareholders as advance payments of dividends.

Name	Balance 10/1/07	Net Advances (Repayments)	Balance 9/30/08	Net Advances (Repayments)	Balance 9/30/09	Net (Repayments)	Balance 6/30/10
Dengfu Xu	$4,187	$388	$4 , 575	$(3,880)	$695	$(564)	$131
Luping Pan	1,779	(42)	1,737	(1,165)	572	(572)	-
Mude Pan	582	55	637	(685)	(48)	48
Genkai Zhang	720	43	763	(404)	359	(359)	-
Xianyue Li	943	86	1,029	(423)	606	(606)	-
Min Yang	605	71	676	(568)	108	(108)	-
Jianying Xu	522	66	588	(581)	7	(7)	-
Others	-	4	4	-	4	(4)	-
	$9,338	$671	$10,009	$(7,706)	$2,303	$(2,172)	$131

Other than the above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition transaction with SCLI on March 29, 2010, our independent registered public accounting firm was Gately & Associates, LLC (“Gately”), while SCLI’s independent registered public accounting firm was Schwartz Levitsky Feldman, LLP/SRL (“SLF”). On March 29, 2010, concurrent with the reverse acquisition, our board of directors approved the dismissal of Gately, as our independent auditor, effective immediately. Concurrent with the decision to dismiss Gately as our independent auditor, our board of directors elected to continue the existing relationship of SCLI with SLF as our independent auditor.

Gately’s reports on the financial statements of the Company for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit and review of the financial statements of the Company through March 29, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with Gately’s opinion to the subject matter of the disagreement.

In connection with the audited financial statements of the Company for the years ended September 30, 2009 and 2008 and interim unaudited financial statement through March 29, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended September 30, 2009 and 2008 and through March 29, 2010, neither us nor anyone acting on our behalf consulted SLF with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that SLF concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Gately with a copy of this disclosure on March 29, 2010, providing Gately with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Gately dated April 1, 2010 was filed by us as Exhibit 16.1 to our current report on Form 8-K on April 1, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) each stockholder known to be the beneficial owner of more than 5% of the outstanding common stock of the Company, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.

Name and Address of Beneficial Owner (1)(2)	Title	Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned (3)

Directors and Executive Officers

Dengfu Xu (4)	Chairman of the Board of Directors	1,075,206	15.1%

Luping Pan (5)	President, Chief Executive Officer, Secretary, and Director	726,589	10.2%

Wei (Wayne) He	Chief Financial Officer and Director	0	0%

Officers and Directors as a Group (a total of 3 persons)		0	0%

5% Owners

Shu Mei Yu, Ltd. (4)(5)(7)(8)(9)		4,386,438	61.4%

Gibralt Capital Corporation (6)		375,000	5.2%

Mude Pan (7)		488,104	6.8%

Genkai Zhang (8)		418,411	5.9%

Xianyue Li (9)		418,441	5.9%
___________________
(1)
Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership generally includes voting or investment power with respect to securities. Common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days as of the date hereof are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person and is based on 7,144,071 shares of common stock issued and outstanding on a fully converted basis as of the date hereof.

(2)	Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)
Applicable percentage of ownership is based on 7,144,071 shares of common stock outstanding as of the date hereof together with securities exercisable or convertible into common stock within sixty (60) days as of the date hereof for each stockholder.

(4)
On February 10, 2010, Liqiang Song granted an option to Dengfu Xu pursuant to which Mr. Xu has the right to purchase for $0.01 per share, a total of 1,075,206 shares of common stock and granted Mr. Xu voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(5)
On February 10, 2010, Liqiang Song granted an option to Luping Pan to purchase, for $0.01 per share, a total of 726,589 shares, of common stock and granted Mr. Pan voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(6)
Includes 125,000 shares of common stock issuable upon exercise of outstanding Investor Warrants at an exercise price of $5.50 per share.  Travis Dowle, as managing director, has voting and investment control over the shares owned by this entity.

(7)
On February 10, 2010, Liqiang Song granted an option to Mude Pan pursuant to which Mr. Pan has the right to purchase for $0.01 per share, a total of 488,104 shares of common stock and granted Mr. Pan voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(8)
On February 10, 2010, Liqiang Song granted an option to Genkai Zhang pursuant to which Genkai Zhang has the right to purchase for $0.01 per share, a total of 418,411 shares of common stock and granted Genkai Zhang voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(9)
On February 10, 2010, Liqiang Song granted an option to Xianyue Li pursuant to which Xianyue Li has the right to purchase for $0.01 per share, a total of 418,411 shares of common stock and granted Xianyue Li voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

DESCRIPTION OF SECURITIES

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. There are currently 7,144,071 shares of common stock issued and outstanding held by 72 shareholders and no shares of preferred stock were issued and outstanding.

(a) Common Stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon exercise of the Warrants will be, fully paid and non-assessable.

(b) Preferred Stock. The Board of Directors is empowered to designate and issue from time to time one or more classes or series of preferred stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s capital shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

(c) Warrants.  The Warrants are issued in conjunction with a purchase of the Units. Upon closing of the private placement, we issued Investor Warrants to purchase 759,497 shares of our common stock to investors and Agent Warrants to purchase 92,564 shares of our common stock to placement agents.  Each Warrant entitles the holder to purchase one shares of common stock.  The Warrants may be exercisable in whole or in part, at an exercise price equal to $5.50 per share (“Exercise Price”).  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the fourth anniversary of the final closing of this Offering.  The Warrant may be exercised on a cashless basis, provided that, if, at any time after twelve (12) months from the Closing of the Offering, there is no effective Registration Statement, or no current prospectus available for, the resale of the Warrant Shares by the investor.

The Warrants will be detachable and separately transferable only during the warrant exercise period; upon the expiration of the warrant exercise period, the Warrants will expire and become void.

In order to exercise the Warrants, the Warrants must be surrendered at the office of the warrant agent prior to the expiration of the warrant exercise period, with the form of exercise appearing with the Warrants completed and executed as indicated, accompanied by payment of the full Exercise Price for the number of Warrants being exercised.  In the case of partial exercise, the Warrant Agent will issue a new warrant to the exercising warrant holder, or assigns, evidencing the Warrants which remain unexercised.  In our discretion, the warrant agent may designate a location other than our office for surrender of Warrants in the case of transfer or exercise.

The Exercise Price and number of the shares of common stock to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization.  In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.

Holders of Warrants do not have no voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the holders be entitled to receive dividends.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of ______ shares of common stock, assuming no exercise of the underwriters’ over-allotment option.  Of the outstanding common stock as of the completion of this offering, the _______shares sold in the offering and the 2,383,145 shares registered for resale under a separate prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering or registered under a separate resale prospectus will be deemed “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our stockholders will not be eligible to utilize Rule 144 until April 1, 2011, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
After the date of this prospectus, freely tradable shares sold in this offering.

2,383,145
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus. These shares consist of all of the common stock registered under the Resale Prospectus, including 852,061 shares of common stock that have or may be issued upon exercise of outstanding warrants.

563,858
On April 1, 2011, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction these shares may be sold under and subject to Rule 144.  These shares include the shares that were issued in connection with the share exchange transaction and 1,500 shares held by the original shareholders prior to the share exchange, and excluding the shares held by certain shareholders subject to the lock-up agreements as described below.

4,388,016
On November 5, 2011, which is eighteen months after the final closing date of the financing transaction. On March 29, 2010, Liqiang Song and the former Jiangxi Huaxin shareholders entered into lock-up agreements with us whereby they agreed that they will not, offer, pledge, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock during the period beginning on and including the date of the final closing of the financing transaction for a period of 18 months.  In September 2010, Mr. Song transferred a total of 4,386,438 shares of common stock to Shu Mei Yu, Ltd. upon approval of the underwriter.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We issued 5,623,578 shares of common stock to the SCLI stockholders pursuant to the share exchange that closed on March 29, 2010.  Additionally, there are 1,500 shares held by the original shareholders who were issued the shares prior to the share exchange.  These shares may not be sold pursuant to Rule 144 until April 1, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction.  Approximately, 4,388,016 of these shares are subject to the lock-up agreements and cannot be offered, pledged, sold or otherwise disposed of until November 5, 2011.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated _____, 2010, by and between us and Rodman & Renshaw, LLC ("Rodman") who is acting as the sole book-running manager and representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Rodman & Renshaw, LLC	[●]
Newbridge Securities Corporation	[●]
[●]
Total	[●]

The underwriters have agreed to purchase all of the common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.  Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.  The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The shares of common stock should be ready for delivery on or about ____, 2010, against payment in immediately available funds.  The underwriters may reject all or part of any order.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per unit		Without Over-Allotment		With Over- Allotment
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discount	$	[●]	$	[●]	$	[●]

Proceeds, before expenses, to us(1)	$	[●]	$	[●]	$	[●]

___________________
(1)	We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance will be approximately $[●].

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less a 6% underwriting discount.  The underwriting agreement also provides that Rodman the representative of the underwriters, will be paid a non-accountable expense allowance equal to 2% of the public offering price, excluding the proceeds of the over-allotment shares.

We have paid the representative an advance of $50,000, which advance will be applied to the non-accountable expense allowance at the closing of the offering, or refunded to us (less any out-of-pocket accountable expenses actually incurred by the representative in connection with the offering) in the event the offering is not completed.

Pricing of Securities

The representative has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price that appears on the cover page of this prospectus.  In addition, the representative may offer some of the common stock to other securities dealers at such price less a concession of $___ per share.  The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $___ per share to other dealers.  After the shares of common stock are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Prior to this offering, our common stock was not publicly traded.  The public offering price of our common stock and was determined by negotiation between us and the underwriters.  The principal factors considered in determining the public offering price of the common stock included:

o	the information in this prospectus and otherwise available to the underwriters;

o	the history and the prospects for the industry in which we compete;

o	the ability of our management;

o	the prospects for our future earnings;

o	the present state of our development and our current financial condition;

o	the general condition of the economy and the securities markets in the United States at the time of this offering;

o	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

o	other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which our common stock will trade in the public market following this offering or that an active trading market for our common stock will develop or continue after this offering.

Over-allotment Option

We have granted the underwriters an over-allotment option.  This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of ___ additional shares from us to cover over-allotments.  If the underwriters exercise all or part of this option, they will purchase the shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.  If this option is exercised in full, the total price to the public will be $___ million and the total proceeds to us will be $___ million.

Representative’s warrant

Agent Warrants. On March 29, 2010, March 31, 2010, April 30, 2010 and May 6, 2010, we completed a private placement of investment units for a total of $7,594,965, each unit consisting of two shares of common stock and four-year warrants to purchase one share of our common stock, at an exercise price of $5.50 per share. In the aggregate, we issued 1,518,993 shares of common stock and investor warrants to purchase a total of 759,497 shares of common stock in this financing. Rodman acted as the lead placement agent and Newbridge Securities Corporation (“Newbridge”) acted as the co-placement agent in connection with the financing transaction. For the placement agent services, we paid a cash commission equal to 6.5% of the aggregate gross proceeds of the units sold and issued four-year warrants to purchase 92,564 shares of common stock, exercisable at any time at a price equal to $5.50 per share (the “Agent Warrants”).  The Agent Warrants have registration rights identical to the registration rights afforded to the investors in the offering.  The Agent Warrants have registration rights identical to the registration rights afforded to the investors in the offering.  We also agreed to pay the placement agents a cash fee payable within 48 hours of (but only in the event of) the receipt by the Company of any proceeds from the exercise of any warrants sold in the offering, equal to 8% of the aggregate cash exercise price received by the Company upon such exercise. We further agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act.  We paid for the out-of-pocket expenses of $40,000 incurred by the placement agents. As of the final closing, the issuer issued to Rodman, in the aggregate, warrants to purchase 70,931 shares of common stock and cash commissions of $368,298, and to Newbridge, warrants to purchase 21,633 shares of common stock and cash commissions of $115,375.

Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110(g)(1), the warrants (and underlying shares) issued to Rodman and Newbridge may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of Rodman and/or Newbridge and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Other Terms

We have agreed with the underwriters that we will not, without the prior consent of the representative, for a period of six months following the closing of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of our common stock or any securities that are convertible into or exercisable or exchangeable for our common stock, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our common stock; (2) shares of our subsidiaries or controlled affiliates; and (3) securities that are substantially similar to such shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers will abide by similar 180-day lock-up agreement with respect to our common stock.  The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

We also have agreed that for a period of twelve (12) months from May 21, 2010, Rodman shall have the right to act as exclusive financial advisor, lead or managing underwriter and/or book runner and investment banker for any and all public and private financings.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock.   As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock.  The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

o	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock so long as stabilizing bids do not exceed a specified maximum.

o
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

o
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

o
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities.  These transactions may occur on any trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representative of the underwriters and may also be made available on a website maintained by other underwriters.  The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.  Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.  In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically.  No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

United Kingdom. No offer of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany. Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece. This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The common stock has not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy. This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus. The Underwriter has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland. This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

Norway. This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel. This Prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman. For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriter is not a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.  Loeb & Loeb LLP is acting as counsel for the Underwriters. Legal matters as to PRC law will be passed upon for us by Jingtian + Gongcheng, Attorneys at Law. Anslow & Jaclin, LLP may rely upon Jingtian + Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Schwartz Levitsky Feldman, LLP/SRL, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

INDEX TO FINANCIAL STATEMENTS

SOUTHERN CHINA LIVESTOCK, INC. AND SUBSIDIARIES
(Formerly Expedite 4, Inc.)

Financial Statements

Balance Sheets	F-1

Statements of Income and Comprehensive Income	F-2

Statements of Stockholders’ Equity	F-3

Statements of Cash Flows	F-4

Notes to Financial Statements	F-5-F-9

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Condensed Consolidated Balance Sheets (Unaudited)
(Expressed In U.S. Dollars)

	June 30, 2010 (Unaudited)	September 30, 2009 (Audited)

ASSETS
Current Assets:
Cash	$2,469,690	$1,201,160
Accounts receivables, net	-	74,926
Advance to suppliers	1,899,800	-
Prepaid expense and other receivable	79,430	-
Amounts due from stockholders	-	-
Inventories	5,458,861	5,422,516

Total current assets	9,907,781	6,698,602

Property and equipment, net	9,256,597	6,782,053
Construction in progress	2,300,713	269,220
Biological assets, net	1,527,509	747,969

Total assets	22,992,600	14,497,844

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	1,437,321	577,891
Accrued expenses and other current liabilities	52,919	47,084
Amounts due to stockholders	131,448	2,303,270

Total current liabilities	1,621,688	2,928,245

Commitments and contingencies		-

Equity:
Common stock($.001 par value; 7,144,071 shares authorized
shares issued and outstanding as of June 30, 2010 and
10,000,000 shares issued and outstanding as of September 30, 2009)	7,144	10,000
Warrants	2,020,261	-
Additional paid in capital	6,468,413	2,701,959
Appropriation of retained earnings(reserves)	2,563,401	2,563,401
Accumulated other comprehensive income	2,273,036	2,184,852
Non-controlling interest	219,178	135,920
Retained earnings	7,819,479	3,973,467

Total equity	21,370,912	11,569,599

Total liabilities and equity	$22,992,600	$14,497,844

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
 Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)
(Expressed In U.S. Dollars)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009

Sales	$8,347,700	7,223,473	$27,744,480	24,477,903
Cost of sales	7,261,947	6,444,995	23,612,296	19,704,153

Gross profit	1,085,753	778,478	4,132,184	4,773,750

Operating expenses:
Selling expenses	-	(4,106)	(6,520)	(17,029)
General and administrative expenses	(363,333)	(86,790)	(564,115)	(375,366)

Income from operations	722,420	687,582	3,561,549	4,381,355

Government subsidies	-	-	382,117	362,493
Other income	(75,186)	24,811	(14,367)	107,700

Profit before income taxes	647,234	712,393	3,929,299	4,851,548

Income taxes (note 6)	-	-	-	-

Net income	647,234	712,393	3,929,299	4,851,548
Less: net income attributable to the non-controlling interest	17,016	14,243	83,287	96,991
Net income attributable to common shareholders	630,218	698,150	3,846,012	4,754,557

Other comprehensive income(loss)	83,055	4,767	88,184	(35,691)

Total comprehensive income	$713,273	702,917	$3,934,196	4,718,866

Earnings per share attributable to common shareholders:
Basic	$0.09	0.12	0.63	0.85
Diluted	$0.09	0.12	0.63	0.85
Weighted average common shares outstanding:
Basic	6,912,315	5,623,578	6,064,360	5,623,578
Diluted	6,912,315	5,623,578	6,064,360	5,623,578

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Statements of Cash Flows (Unaudited)
(Expressed In U.S. Dollars)

	Nine months ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$3,929,299	4,851,548
Adjustments for
Depreciation and amortization	1,129,562	956,709
Gain on disposal of plant and equipment	-	(439)
Gain on disposal of biological assets	(152,194)	(101,332)
Changes in operating assets and liabilities:
Accounts receivable	74,990	(2,209)
Advance to suppliers	(1,893,102)	-
Prepaid expense other receivable	(79,430)	-
Amount due from stockholders	-	-
Inventories	(5,895)	564,022
Accounts payable	852,135	7,698
Accrued expenses and other liabilities	5,575	31,647
Net cash provided by operating activities	3,860,940	6,307,644

Cash flows from investing activities:
Purchase of property and equipment	(3,115,592)	-
Purchase of biological assets	(1,238,865)	(318,225)
Proceeds from disposal of biological assets	180,456	120,984
Net cash used in investing activities	(4,174,001)	(197,241)

Cash flows from financing activities:
Capital injection		20,000
Proceeds from issue common shares	5,783,859
Repayment of loans from stockholders	(4,195,201)	(6,358,493)
Dividend paid		(1,701,502)
Net cash provided by (used in) financing activities	1,588,658	(8,039,995)

Net increase (decrease) in cash	1,275,597	(1,929,592)
Effect of foreign exchange rate changes	(7,067)	(52,179)

Cash, beginning of period	1,201,160	3,551,320
Cash, end of period	$2,469,690	1,569,549
Supplementary cash flow disclosure:
Interest paid	-	-
Taxes paid	-	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Condensed Consolidated Financial Statements (Unaudited)
(Expressed In U.S. Dollars)

.
NOTE 1 ---ORGANIZATION AND PRINCIPAL ACTIVITIES

Southern China Livestock, Inc. (the Company), was incorporated in the state of Delaware as of September 27, 2007 under the name Expedite 4, Inc. with the objective of acquiring an operating company under a reverse merger on an agreement.   The Company’s corporate name was changed to Southern China Livestock, Inc. on July 9, 2010.

On June 9, 2010, the Company incorporated Jiangxi Southern China Livestock Technology Limited as a wholly owned foreign enterprise under the laws of the PRC.

On March 29, 2010, the Company acquired Southern China Livestock International Inc. (“SCLI”), which was incorporated under the laws of the State of Nevada on July 28, 2009, and is in the business of breeding and raising commercial hogs in the People’s Republic of China (“China” or the “PRC”), in accordance with a Share Exchange Agreement dated March 29, 2010 (the “Exchange Agreement”). The closing of the transaction (the “Closing”) took place on March 29, 2010 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding shares of SCLI from the SCLI Shareholders; and the SCLI Shareholders transferred and contributed all of their interests to the Company. In exchange, the Company issued to the SCLI Shareholders, their designees or assignees, 5,623,578 shares or 99.97% of the shares of common stock of the Company issued and outstanding after the Closing.

Pursuant to the terms of the Exchange Agreement, the sole shareholder of the Company, cancelled a total of 98,500 shares of common stock of the Company. Following the Combination prior to the Offering, there are 5,625,078 shares of common stock issued and outstanding.

Upon the completion of the transaction, the company owned 100% of SCLI which owns the operating entities in China. For financial reporting purposes, these transactions are classified as a recapitalization of SCLI and the historical financial statements of SCLI are reported as the company’s historical financial statements.

Details of the Company’s subsidiaries as of June 30, 2010 were as follows:
		Date of	Beneficial
	Place of	incorporation or	ownership
Company name	incorporation	establishment	interest

Southern China Livestock International Inc.	U.S.	July 28,2009	100%
Mayson International Services Limited	BVI	July 25,2008	100%
Mayson Enterprises Services Limited	BVI	July 25,2008	100%
Mayson Holdings Limited	Hong Kong, PRC	July 14, 2008	100%
Beijing Huaxin Tianying Livestock Technology Co., Ltd	Beijing, PRC	September 9, 2008	100%
Jiangxi Yingtan Huaxin Livestock Co., Ltd	Jiangxi, PRC	April 8, 2005	100%
Yujiang Fengyuan Livestock Co., Ltd	Jiangxi, PRC	August 4, 2003	99%
Yingtan Yujiang Zhongtong Swine Co., Ltd	Jiangxi, PRC	October 27, 2003	99%
Yujiang Xianyue Livestock Feeds Co., Ltd	Jiangxi, PRC	August 16, 2001	99%
Jiangxi Yingtan Fuxin Development and Trade Co., Ltd	Jiangxi, PRC	March 31, 1999	99%
Yingtan Livestock Feeds Development Co., Ltd	Jiangxi, PRC	December 29, 1995	99%
Yujiang Xiangying Swine Co., Ltd	Jiangxi, PRC	January 11, 2001	99%
Yujiang Decheng Livestock Co., Ltd	Jiangxi, PRC	October 27, 2003	99%
Jiangxi Southern China Livestock Technology Limited	Jiangxi, PRC	June 9, 2010	100%

On July 25, 2008, Mayson International Services Limited (“Mayson International”) was incorporated in the British Virgin Islands (“BVI”) as a limited liability which held 100% equity interest by SCLI. On the same day Mayson Enterprises Services Limited (“Mayson Enterprises”) was incorporated in the British Virgin Islands (“BVI”) as the wholly owned subsidiary of Mayson International.

Mayson Holdings Limited (“Mayson Holdings”) was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC as the wholly owned subsidiary of Mayson Enterprises. Beijing Huaxin Tianying Livestock Technology Co., Ltd (“Beijing Huaxin”) was incorporated on September 9, 2008 as a limited liability company under the PRC laws. Beijing Huaxin is a wholly foreign-owned enterprise under the PRC laws, with its 100% equity interests being held by Mayson Holdings.

On August 26, 2008, Beijing Huaxin acquired 99% of the equity interest of Jiangxi Yingtan Huaxin Livestock Co., Ltd (“Jiangxi Huaxin”) which owned 99 % of the equity interest ofYujiang Fengyuan Livestock Co., Ltd, Yingtan Yujiang Zhongtong Swine Co., Ltd, Yujiang Xianyue Livestock Feeds Co., Ltd, Jiangxi Yingtan Fuxin Development and Trade Co., Ltd, Yingtan Livestock Feeds Development Co., Ltd, Yujiang Xiangying Swine Co., Ltd and Yujiang Decheng Livestock Co., Ltd (collectively, “Seven Subsidiaries) which are the main operating entities. Additional 1% of the equity of Jiangxi Huaxin was acquired in January 2010 for no additional consideration, increasing the equity interest of the seven subsidiaries by 0.99% to 99%.

NOTE 2 --- BASIS OF PRESENTATION

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all the necessary adjustment not recorded in the books and records of the Company’s subsidiaries.

The consolidated financial statements include the financial statements of SCLI and all its subsidiaries. All transactions and balances between the SCLI and its subsidiaries have been eliminated upon consolidation.   As all of the above entities are under common control, they have been consolidated based on their carrying values for both years. Accordingly no goodwill or adjustments to fair values have been recorded.

NOTE 3 --- NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying interim unaudited consolidated financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of all recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended September 30, 2010. Interim unaudited consolidated financial statements should be read in conjunction with the Company’s annual audited financial statements. The consolidated balance sheet as of September 30, 2009 is derived from the Company’s annual audited financial statements.

NOTE 4 --- USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates reflected in the Company’s financial statements include collectability of account receivable, value of live hogs, useful lives and impairment of property and equipment. Actual results when ultimately realized could differ from those estimates and the differences could be material.

NOTE 5 --- INVENTORY

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

Inventories on June 30, 2010 and September 30, 2009 consisted of the following:

	June 30, 2010	September 30, 2009

Raw materials	$202,541	$187,593
Live hogs	5,256,320	5,234,923

	$5,458,861	$5,422,516

NOTE 6 --- INCOME TAXES

SCLI is incorporated in United States. The subsidiaries are incorporated in BVI, Hong Kong and PRC. The management and control of the Company is in PRC. The Company is not currently subject to any Income tax either in United States, BVI, Hong Kong or in PRC. As such, at present, no current or deferred income tax asset or liabilities are recorded in its financial statements.

NOTE 7 --- COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases land (in which the company’s building are locked) office space, employee living space, and certain pigsties under non-cancelable operating leases.  Future minimum rental commitments for the next five years are as follows:

2010	$7,062
2011	14,123
2012	14,123
2013	14,123
2014	14,123
2015 and then after	300,147

Total	$363,701

CAPITAL COMMITMENTS

As of June 30, 2010, capital commitments for the purchase of long-term assets are as follows:

Property and equipment,	$1,413,000
Land use right	600,000
Biological assets and livestock	2,025,096

Total	$4,038,096

LEGAL PROCEEDINGS
The Company is not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations. The Company did not record any legal contingencies as of June 30, 2010.

CONTINGENT LIABILITY
The Companies declared dividends to its stockholders in the amount of $13,064,075 and $8,897,167 for the years ended September 30, 2009 and 2008, respectively. According to the Income Tax Laws in PRC, the Company is required to withhold income tax of 20% on the dividends paid to shareholders, which the Company failed to do. In the event that these taxes cannot be collected from the stockholders, the Company may be liable to pay the unpaid amount of approximately $4.4 million and late payment penalty may be levied in an amount ranging from 50% to maximum 5 times the taxes owing. The Company believes that the likelihood of the taxes and penalties being levied against the company is remote as of the date hereof. In the event that the taxing authorities assess the company for these amounts, they will be recorded as appropriate, depending on whether the these can be recovered from the stockholders or not.

NOTE 8 ---SHAREHOLDERS’ EQUITY

Pursuant to a Subscription Agreement between the Company and certain investors named in the Subscription Agreement, at closings held on March 29, 2010, March 31, 2010, April 30, 2010 and May 6, 2010, the Company completed the sale of 759,496.5 investment units (“the Units”) for gross of $7,594,965 (net $5,783,859), each Unit consisting of two common shares and four-year warrants to purchase one common share of the Company, at an exercise price of $5.50 per share.

The warrants have a term of four years and provide for a cashless exercise, commencing twelve months after issuance if the underlying shares are not registered under the Securities Act of 1933, as amended (the “Securities Act.”)

In connection with the private placement, the Company agreed to file a registration statement under the Securities Act covering the common shares issued in the private placement within 45 days after the final closing and use its best efforts to have the registration statement declared effective within 180 days after the closing.  The registration statement is to cover, subject to limitations imposed by the Securities and Exchange Commission (the “Commission”), the common shares issued in the private placement and the common shares issuable upon exercise of the warrants. As of June 30, 2010, the fair value of the warrants was $2,020,261.

If a registration statement is not filed by the required date, the Company is to issue shall issue to each investor a number of shares of common stock equal to 1% of the common shares purchased by such investor in the private placement, per calendar month (pro rata for any period less than a calendar month) until such event is cured, up to a maximum of 5% of the common shares purchased by the investors in the private placement.

If (i) the registration statement is not declared effective by the required dates, (ii) the Company fails to file with the Commission a request for acceleration within five business days of the date that the Company is notified by the Commission that a registration statement will not be “reviewed,” or not subject to further review, (iii) any registration statement is filed with and declared effective by the Commission but thereafter ceases to be effective, or (iv) within one (1) year from the date the Company’s common stock is initially listed on a senior exchange, trading in the common stock is suspended or if the common stock is no longer quoted on or is delisted from a senior exchange (or other principal exchange on which the common stock is listed or traded) for any reason for more than five business days in the aggregate, the Company shall pay to the investors, on a pro rata basis, partial liquidated damages of 1% of the aggregate purchase price paid by each investor for each calendar month (pro rata for any period less than a calendar month) during the period of such failure, up to a maximum of 5% of the purchase price paid by each such investor.

NOTE 9 ---SUBSEQUENT EVENT

On June 25, 2010, Yujiang Finance Bureau announced that it will grant a subsidy of $1,016,243 to the Company’s subsidiaries that operate businesses in PRC.  As of August 16, 2010, the Company’s subsidiaries received $488,151 of this grant amount.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.
 CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

Schwartz Levitsky Feldman LLP
LICENSED PUBLIC ACCOUNTANTS
TORONTO · MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Southern China Livestock International Inc.

We have audited the consolidated balance sheets of Southern China Livestock International Inc. as at September 30, 2009 and 2008 and the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the management of Southern China Livestock International Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The company is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financing reporting.  Accordingly, we express no such opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern China Livestock International Inc. as of September 30, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States of America.

SCHWARTZ LEVITSKY FELDMAN LLP

Toronto, Ontario. Canada
January 28, 2010	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel:  416 785 5353
Fax:  416 785 5663

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Balance Sheets
(Expressed In U.S. Dollars)

	September 30,
	2009	2008
ASSETS
Current Assets:
Cash	$1,201,160	$3,551,320
Accounts receivables, net	74,926	82,720
Amount due from stockholders (note 8)	-	10,128,624
Inventories (note 5)	5,422,516	5,814,591

Total current assets	6,698,602	19,577,255

Property and equipment, net (note 6)	6,782,053	7,680,414
Construction in progress	269,220	42,883
Biological assets, net (note 7)	747,969	843,468

Total assets	14,497,844	28,144,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	577,891	368,938
Accrued expenses and other current liabilities	47,084	30,427
Amounts due to stockholders (note 8)	2,303,270	10,008,855

Total current liabilities	2,928,245	10,408,220

Total liabilities

Minority interests in consolidated subsidiaries	135,920	253,256
Commitments and contingencies (note 12)	-	-
Stockholders’ equity:
Common stock($.001 par value; 10,000,000 shares authorized
shares issued and outstanding 10,000,000 in 2009 and 2008)	10,000	-
Additional paid in capital	2,701,959	2,691,959
Appropriation of retained earnings(reserves) (note 10)	2,563,401	1,103,867
Accumulated other comprehensive income	2,184,852	2,220,990
Retained earnings	3,973,467	11,465,728

Total stockholders’ equity	11,433,679	17,482,544

Total liabilities and stockholders' equity	$14,497,844	$28,144,020

See accompanying notes to consolidated financial statements.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements of Income and Comprehensive Income
(Expressed In U.S. Dollars)

	September 30,
	2009	2008

Sales	$32,140,033	$38,001,599
Cost of sales	25,803,016	22,539,050

Gross profit	6,337,017	15,462,549

Operating expenses:
Selling expenses	(22,172)	(57,067)
General and administrative expenses	(436,128)	(434,764)

Income from operations	5,878,717	14,970,718

Government subsidies	1,189,506	149,168
Other income	106,487	309,025

Profit before income taxes	7,174,710	15,428,911

Income taxes (note 9)	-	-

Income before minority interest	7,174,710	15,428,911
Minority interest in net income of consolidated subsidiaries	(143,362)	(307,893)
Net income	7,031,348	15,121,018

Other comprehensive income(loss)	(36,138)	1,286,781

Total comprehensive income	$6,995,211	$16,407,799

Net income per share
Basic	$0.70	$1.51
Diluted	$0.70	$1.51

Weighted average common shares outstanding
Basic	10,000,000	10,000,000
Diluted	10,000,000	10,000,000

See accompanying notes to consolidated financial statements

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

			Additional	Appropriation of Retained		Accumulated Other
	Common Stock		Paid In	Earnings	Retained	Comprehensive
	shares	amount	Capital	(reserves)	Earnings	Income		Total

Balance at October 1, 2007	-	$-	2,691,959	139,485	6,206,259	934,209		9,971,912

Transfer to reserve		-	-	964,382	(964,382)			-
Foreign currency translation adjustment		-	-	-	-	1,286,781		1,286,781
Net income		-	-	-	15,121,018			15,121,018
Dividend paid		-	-	-	(8,897,167)			(8,897,167)

Balance as of September 30, 2008		-	2,691,959	1,103,867	11,465,728	2,220,990		17,482,544

Issuance of ordinary shares	10,000,000	10,000	(10,000)	-	-	-		-
Capital injection		-	20,000	-	-	-		20,000
Transfer to reserve		-	-	1,459,534	(1,459,534)	-		-
Foreign currency translation adjustment		-	-	-	-	(36,138	) )	(36,138)
Net income		-	-	-	7,031,348	-		7,031,348
Dividend paid		-	-	-	(13,064,075)	-		(13,064,075)

Balance as of September 30, 2009	10,000,000	$10,000	2,701,959	2,563,401	3,973,467	2,184,852		11,433,679

See accompanying notes to consolidated financial statements

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
(Expressed In U.S. Dollars)

	September 30,
	2009	2008

Cash flows from operating activities:
Net income	$7,031,348	15,121,018
Adjustments for
Depreciation and amortization	1,277,291	1,207,237
Loss on disposal of fixed assets	(439)	-
Loss on disposal of biological assets	(258,434)	(384,787)
Minority interest in income of consolidated subsidiary	143,362	307,893
Changes in operating assets and liabilities:
Accounts receivable	7,659	(77,380)
Inventories	382,724	(794,729)
Accounts payable	209,399	63,476
Accrued expenses and other liabilities	16,694	(20,716)

Net cash provided by operating activities	8,809,604	15,422,012

Cash flows from investing activities:
Purchase of biological assets	(318,025)	(278,090)
Proceeds from disposal of plant and equipment	3,805	-
Proceeds from disposal of biological assets	283,541	434,471

Net cash (used in) generated from investing activities	(30,679)	156,381

Cash flows from financing activities:
Capital injection	20,000	-
Proceeds from loans from stockholders	45,659	131,151
Repayment of loans from stockholders	(9,486,793)	(12,757,753)
Dividend paid	(1,700,979)	(1,941,297)

Net cash used in from financing activities	(11,122,113)	(14,567,899)

Net increase (decrease) in cash	(2,343,188)	1,010,494
Effect of foreign exchange rate changes	(6,972)	271,992

Cash, beginning of period	3,551,320	2,268,834

Cash, end of period	$1,201,160	3,551,320
Supplementary cash flow disclosure:
Interest paid	-	-
Taxes paid	-	-

See accompanying notes to consolidated financial statements

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 1 ---ORGANIZATION AND PRINCIPAL ACTIVITIES

Southern China Livestock International Inc. (“SCLI”) was incorporated under the laws of the State of Nevada on July 28, 2009. SCLI and its subsidiaries are principally engaged in the business of breeding and raising commercial hogs in PRC.

Details of SCLI’s subsidiaries as of September 30, 2009 were as follows:

		Date of	Beneficial
	Place of	incorporation or	ownership
Company name	incorporation	establishment	interest

Mayson International Services Limited	BVI	July 25,2008	100%
Mayson Enterprises Services Limited	BVI	July 25,2008	100%
Mayson Holdings Limited	Hong Kong, PRC	July 14, 2008	100%
Beijing Huaxin Tianying Livestock Technology Co., Ltd	Beijing, PRC	September 9, 2008	100%
Jiangxi Yingtan Huaxin Livestock Co., Ltd	Jiangxi, PRC	April 8, 2005	99%
Yujiang Fengyuan Livestock Co., Ltd	Jiangxi, PRC	August 4, 2003	98.01%
Yingtan Yujiang Zhongtong Swine Co., Ltd	Jiangxi, PRC	October 27, 2003	98.01%
Yujiang Xianyue Livestock Feeds Co., Ltd	Jiangxi, PRC	August 16, 2001	98.01%
Jiangxi Yingtan Fuxin Development and Trade Co., Ltd	Jiangxi, PRC	March 31, 1999	98.01%
Yingtan Livestock Feeds Development Co., Ltd	Jiangxi, PRC	December 29, 1995	98.01%
Yujiang Xiangying Swine Co., Ltd	Jiangxi, PRC	January 11, 2001	98.01%
Yujiang Decheng Livestock Co., Ltd	Jiangxi, PRC	October 27, 2003	98.01%

On July 25, 2008, Mayson International Services Limited (“Mayson International”) was incorporated in the British Virgin Islands (“BVI”) as a limited liability which was held 100% equity interest by SCLI. On the same day Mayson Enterprises Services Limited (“Mayson Enterprises”) was incorporated in the British Virgin Islands (“BVI”) as the wholly owned subsidiary of Mayson International.

Mayson Holdings Limited (“Mayson Holdings”) was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC as the wholly owned subsidiary of Mayson Enterprises. Beijing Huaxin Tianying Livestock Technology Co., Ltd (“Beijing Huaxin”) was incorporated on September 9, 2008 as a limited liability company under the PRC laws. Beijing Huaxin is a wholly foreign-owned enterprise under the PRC laws, with its 100% equity interests being held by Mayson Holdings.

On August 26, 2008, Beijing Huaxin acquired 99% of the equity interest of Jiangxi Yingtan Huaxin Livestock Co., Ltd (“Jiangxi Huaxin”) which owned 9 9 % of the equity interest ofYujiang Fengyuan Livestock Co., Ltd, Yingtan Yujiang Zhongtong Swine Co., Ltd, Yujiang Xianyue Livestock Feeds Co., Ltd, Jiangxi Yingtan Fuxin Development and Trade Co., Ltd, Yingtan Livestock Feeds Development Co., Ltd, Yujiang Xiangying Swine Co., Ltd and Yujiang Decheng Livestock Co., Ltd (collectively, “Seven Subsidiaries) which are the main operating entities.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 2 ---BASIS OF PRESENTATION

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all the necessary adjustment not recorded in the books and records of the Company’s subsidiaries.

The consolidated financial statements include the financial statements of SCLI and all its subsidiaries. All transactions and balances between the SCLI and its subsidiaries have been eliminated upon consolidation.   As all of the above entities are under common control, they have been consolidated based on their carrying values for both years. Accordingly no goodwill or adjustments to fair values have been recorded.

Subsequent events have been reviewed up to January 28, 2010

NOTE 3 --- ACCOUNTING POLICIES

A. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

B. CONSTRUCTION IN PROGRESS

Construction in progress represents buildings under construction and plant and equipment pending installation as of September 30, 2009 and 2008, and is stated at cost. Cost includes construction of buildings, acquisitions and installation of equipment, and interest charges arising from borrowings used to finance assets during the period of construction or installation and testing. No provision for depreciation is made on assets under construction until such time as the relevant assets are completed and ready for their intended commercial use.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 3 --- ACCOUNTING POLICIES (Continued)

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings	10 – 50 years
Machinery and equipment	10 – 30 years
Motor vehicles	10 years

D. LONG-LIVED ASSETS

The Company applies the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144” codified as ASC 360), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121 codified as ASC 360, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144 codified as ASC 360. SFAS 144 codified as ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2008 and 2007 there were no significant impairments of its long-lived assets.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)
NOTE 3 --- ACCOUNTING POLICIES (Continued)

E. VALUE ADDED TAX

According to PRC tax laws and regulations, the business of agricultural breeding of livestock is exempt from  Value Added Tax (“VAT”). As a result, the Company was not subject to VAT for the fiscal years ended September 30, 2009 and 2008, respectively.

F. INCOME TAX

The Company utilizes SFAS No. 109 codified as ASC740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. According to PRC tax laws and regulations, the business of agricultural breeding of livestock is exempt from income tax. As a result, the Company was not subject to income tax for the fiscal years ended September 30, 2009 and 2008, respectively.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)
NOTE 3 --- ACCOUNTING POLICIES (Continued)

G. GOVERNMENT SUBSIDIES

The Company records as income government subsidies when received from local government authority which are not subject to future return or reimbursement. Government subsidies received totaled $149,168 and $1,189,506 for the years ended September 30, 2008 and 2009.

H. FOREIGN CURRENCY TRANSLATION

The Company follows SFAS No. 52 codified as 830, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

The Company maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. Income and expenditures are translated at the average exchange rate of the year.

	2009	2008
Year-end RMB : US$ exchange rate	6.8290	6.8183
Average RMB : US$ exchange rate	6.8333	7.0987

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China(“PBOC). Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 3 --- ACCOUNTING POLICIES (Continued)

I. FOREIGN CURRENCY TRANSLATION (Continued)

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

J. REVENUE RECOGNITION

The Company recognizes revenue when the live hogs ownership have been transferred to the customer. This occurs at the time the live hogs are weighed and the weight and price have been agreed upon between the Company and the customer, as evidenced by a signed transportation delivery note.

K. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates reflected in the Company’s financial statements include collectability of account receivable, value of live hogs, useful lives and impairment of property and equipment. Actual results when ultimately realized could differ from those estimates and the differences could be material.

L. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

M. COMPREHENSIVE INCOME
Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported as a component of the consolidated statements of shareholders’ equity.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 3 --- ACCOUNTING POLICIES (Continued)

N. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable.

O. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred. For the years ended September 30, 2008 and 2009, shipping and handling cost included in selling and marketing expenses were $7,718 and $5,582.

P. ADVERTISING COSTS

Advertising costs are expensed as incurred. For the years ended September 30, 2008 and 2009, advertising costs were $6,641 and $4,945.

Q. SEGMENT REPORTING

The Company has one operating segment as of and for the years ended September 30, 2008 and 2009. The Company’s chief operating decision maker has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company operates primarily in the PRC and all of the Company’s long-lived assets are located in the PRC.

R. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable, amount due to/(from) shareholders and accrued expenses, approximates their fair value at September 30, 2009 and 2008 due to the relatively short-term nature of these instruments.

S. NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, which is codified as ASC 260 “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 3 --- ACCOUNTING POLICIES (Continued)

T. RECENT PRONOUNCEMENTS

On December 4, 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS No. 141(R)”), “Business Combinations”, which is codified as ASC 805, and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is codified as ASC 810.  ASC 805 improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  ASC 805 also will reduce the complexity of existing GAAP. The newly issued standard includes both core principles and pertinent application guidance, eliminating the need for numerous EITF issues and other interpretative guidance.  ASC 810 improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries in the same way - as equity in the consolidated financial statements. Moreover, ASC 810 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions.  The two standards will be effective for fiscal years beginning after December 15, 2008 and earlier adoption is prohibited.  The Company is currently evaluating the impact of ASC 805 and ASC 810 on its financial position and results of operations following adoption.

On March 8, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”, which is codified as ASC 815.  This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company is currently evaluating the impact of ASC 815 on its financial position and results of operations following adoption.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, which is codified as ASC 350.  ASC 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  ASC 350 is effective for fiscal years beginning after December 15, 2008.  The Company is currently evaluating the impact of ASC 350 on its financial position and results of operations following adoption.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 3 --- ACCOUNTING POLICIES (Continued)

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (EITF 08-3), which is codified as ASC 840.  ASC 840 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. ASC 840 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of ASC 840 on its consolidated financial position and results of operations.

In October 2008, the Company adopted SFAS No.157, “Fair Value Measurements”, which is codified as ASC 820.  ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements.  The adoption of the provisions of ASC 820 related to financial assets and liabilities, and other assets and liabilities that are carried at fair value on a recurring basis do not have a significant impact on the Company’s consolidated financial position, results of operations and cash flows.  The FASB provided for a one-year deferral of the provisions of ASC 820 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis.  Accordingly, the Company is still evaluating the impact of the provisions of ASC 820 for non-financial assets and liabilities and is not yet in a position to determine such effects.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8 “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities”, which is codified as ASC 860.  ASC 860 requires public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities.  ASC 860 is effective for the first reporting period ending after December 15, 2008. The Company is currently evaluating the impact of ASC 860 on its financial position and results of operations.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, which is codified as ASC 805.  ASC 805 amends and clarifies FASB Statement No. 141 (revised 2007), “Business Combinations”, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  ASC 805 shall be effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the effect of ASC 805 on its financial position and results of operation.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 3 --- ACCOUNTING POLICIES (Continued)

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (SFAS No. 166”).  SFAS No. 166 has not yet been codified in the FASB Accounting Standards Codification.  SFAS No. 166 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  SFAS No. 166 is applicable for annual periods after November 15, 2009 and interim periods therein and thereafter. The Company is currently evaluating the effect of SFAS No. 166 on its financial position and results of operation.

In June 2009, the FASB issued SFAS No.167, “Amendments to FASB Interpretation No.46(R)”, which is codified as ASC 810.  ASC 810 requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a Variable Interest Entity (“VIE”).  Under ASC 810, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.  ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance.  ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities.  ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  ASC 810 is effective for the Company in the first quarter of fiscal 2011. The Company is currently evaluating the effect of ASC 810 on its financial position and results of operation.

In June 2009, the FASB issued SFAS No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles”, which is codified as ASC 105.  ASC 105 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by non governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification.  Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered non authoritative.  ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has adopted ASC 105 for the quarter ending September 30, 2009.  The adoption of this Statement will not impact the financial position and results of operation, as it only required disclosures.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)
NOTE 3 --- ACCOUNTING POLICIES (Continued)

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”, which is codified as ASC 820, “Fair Value Measurements and Disclosures”.  This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities.  This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820.  The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this Update did not have a significant impact to the Company’s financial position and results of operation.

NOTE 4 ─ALLOWANCE FOR DOUBTFUL ACCOUNTS

Receivables from hog sales are based on contracted prices. The Company provides an allowance for doubtful accounts which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.  Provision is made against receivables to the extent collection is considered to be doubtful. Accounts receivable in the balance sheet are stated net of such provision, if any. As of September 30, 2008 and 2009, allowance provided for accounts receivables were $nil.

NOTE 5 ─INVENTORY

Inventories on September 30, 2009 and 2008 consisted of the following:

	Year Ended September 30,
	2009	2008
Raw materials	$187,593	$198,788
Live hogs	5,234,923	5,615,803

	$5,422,516	$5,814,591

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 6--- PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

	Year Ended September 30,
	2009	2008
Buildings	$9,233,350	$9,247,840
Machinery and equipment	1,754,565	1,749,449
Motor vehicles	285,739	312,302

	11,273,654	11,309,591
Less: accumulated depreciation	4,491,601	3,629,177

Property and equipment, net	$6,782,053	$7,680,414

Depreciation and amortization expense for property and equipment amounted to approximately $890,256 and $842,724 for the years ended September 30, 2009 and 2008 respectively.

NOTE 7--- BIOLOGICAL ASSETS, NET

Biological assets which comprises of breeding pigs are recorded at cost. When biological assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Depreciation is provided over the estimated useful live of the biological assets of 3 years using the straight-line method. The estimated residual value of mature biological assets is 15%. Depreciation expense for biological assets amounted to approximately $655,348 and $411,640 for the years ended September 30, 2009 and 2008 respectively

NOTE 8--- DUE TO/FROM STOCKHOLDERS AND TRANSACTIONS

Stockholder Xu Dengfu and other fifteen stockholders made unsecured, non-interest bearing loans to the Company from time to time to meet working capital needs of the Company. For the years ended September 30, 2009 and 2008, the Company made aggregate borrowings from the sixteen stockholders of $45,659 and $131,151, respectively, and made aggregate repayments to the sixteen stockholders of $9,486,793 and $12,757,753, respectively.  As of September 30, 2009 and 2008, the outstanding balances due from stockholders were $nil and $10,128,624, respectively. As of September 30, 2009 and 2008, the outstanding balances due to stockholders were $2,303,270 and $10,008,855, respectively.

In December 2007, Seven Subsidiaries declared dividends in the amount of $8,897,167 to its stockholders. Dividend in the amount of $1,941,297 was paid in cash and outstanding balance $6,955,870 were offset against the shareholders loan.

In December 2008, Seven Subsidiaries declared dividend in the amount of $13,064,075 to its stockholders. Dividend in the amount of $1,700,979 was paid in cash and outstanding balance $11,363,096 was offset against the shareholders loan.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 9 --- INCOME TAXES

SCLI is incorporated in United States. The subsidiaries are incorporated in BVI, Hong Kong and PRC. The management and control of the Company is in PRC. The Company is not currently subject to any Income tax either in United States, BVI, Hong Kong or in PRC. As such, at present, no current or future income tax asset or liabilities are recorded in its financial statements.

NOTE 10---APPROPRIATION OF RETAINED EARNINGS (RESERVES)

The reserves are disclosed separately in the statement of changes in equity as appropriation of retained earnings. Pursuant to the Company Law of the People’s Republic of China, the profits of the companies, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserves, as determined by the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the SCLI’s subsidiaries which incorporated in PRC are required to make annual appropriations to the statutory surplus reserve. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the subsidiaries are required to allocate a certain percentage of their net income, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50 percent of the registered capital of the companies.

The Company has appropriated $1,459,534 and $964,382 as reserve for the statutory surplus reserve for the years ended September 30, 2009 and 2008.

NOTE 11--- SIGNIFICANT CONCENTRATION OF CREDIT RISK

Major Customers

During the years ended September, 2009 and 2008, the Company’s three largest customers together accounted for 98% and 99%, respectively, of the Company’s net revenue. The Company had 100% outstanding accounts receivable from these customers as of September 30, 2009 and 2008.

Major Suppliers

During the years ended September 30, 2009 and 2008, raw materials purchased from the Company’s three largest suppliers together accounted for approximately 92% and 95% of the Company’s total purchases respectively. The Company had 100% outstanding accounts payable to these suppliers as of September 30, 2009 and 2008.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.

Consolidated Statements Of Stockholders’ Equity
(Expressed In U.S. Dollars)

NOTE 12 --- COMMITMENTS AND CONTINGENCIES

CAPITAL COMMITMENTS
As of September 30, 2009, there were capital commitments amounting to $2,066,188, which were mainly related the construction work of the buildings.

LEASE COMMITMENTS
The Company leases land (in which the company’s building are located) office space, employee living space, and certain pigsties under non-cancelable operating leases. The rental expenses under operating leases were $27,379 and $14,120 in the fiscal years ended September 30, 2009 and 2008, respectively. Future minimum rental commitments on September 30, 2009, are as follows:

For The Fiscal Years Ending September 30, 2009
2010	$12,931
2011	12,931
2012	12,931
2013	12,931
2014 and then after	286,301

Total	$338,025

LEGAL PROCEEDINGS
The Company is not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations. The Company did not record any legal contingencies as of September 30, 2009.

CONTINGENT LIABILITY
The Companies declared dividends to its stockholders in the amount of $13,064,075 and $8,897,167 for the years ended September 30, 2009 and 2008, respectively. According to the Income Tax Laws in the PRC, the Company is required to withhold income tax of 20% on the dividends paid to shareholders, which the Company failed to do. In the event that these taxes cannot be collected from the stockholders, the Company may be liable to pay the unpaid amount of approximately $4.4 million and late payment penalty may be levied in an amount ranging from 50% to maximum 5 times the taxes owing. The Company believes that the likelihood of the taxes and penalties being levied against the company is remote as of the date hereof.  In the event that the taxing authorities assess the company for these taxes, they will be recorded as appropriate, depending on whether the amounts can be recovered from the stockholders or not.

NOTE 13 --- CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company faces a number of risks and challenges since its operations are in the PRC. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

____________ Common Shares

Southern China Livestock Inc.

PROSPECTUS

Rodman & Renshaw, LLC	Newbridge Securities Corporation

Until                     , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 19 , 2010

2,383,145 Common Shares

Southern China Livestock Inc.

This prospectus relates to 2,383,145 shares of our common stock, par value $0.001 per share, of Southern China Livestock Inc. that may be sold from time to time by the selling shareholders named in this prospectus, which includes:

•	1,531,084 shares of our common stock; and
•	852,061 shares of our common stock issuable upon the exercise of warrants held by the selling shareholders.

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders but we will receive funds from the exercise of the warrants held by the selling shareholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes.

Our securities are presently not traded on any market or securities exchange. We intend to apply for the listing of our common stock on the NASDAQ Capital Market under the symbol “SCLI.”

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are quoted on the NASDAQ Capital Market and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NASDAQ Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 14 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2010

69A

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
SUMMARY CONSOLIDATED FINANCIAL AMD OPERATION DATA	12
RISK FACTORS	14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	24
USE OF PROCEEDS	72A
DIVIDEND POLICY	26
MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
CORPORATE STRUCTURE AND HISTORY	39
DESCRIPTION OF BUSINESS	41
MANAGEMENT	50
EXECUTIVE COMPENSATION	51
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE	54
CHANGE IN ACCOUNTANTS	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
DESCRIPTION OF CAPITAL STOCK	58
SHARES ELIGIBLE FOR FUTURE SALE	59
SELLING SHAREHOLDERS	73A
PLAN OF DISTRIBUTION	76A
LEGAL MATTERS	78A
EXPERTS	78A
ADDITIONAL INFORMATION	78A
INDEX TO FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

70A

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling shareholders	2,383,145 shares of common stock, including 852,061 shares of common stock that are issuable upon the exercise of warrants held by the selling shareholders.

Common stock outstanding before the offering	7,144,071 (1)

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds
We will not receive proceeds from the resale of shares by the selling shareholders. To the extent that the selling shareholders exercise, for cash, all of the warrants covering the 852,061 shares of common stock registered for resale under this prospectus, we would receive $4,686,336 in aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Risk Factors	See “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.
______________
(1)
The number of our common stock outstanding as of the date hereof, excludes up to ______ shares of common stock (excluding an underwriters’ option to purchase an additional _____ shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling shareholders exercise, for cash, all of the warrants covering the 852,061 shares of common stock registered for resale under this prospectus, we would receive approximately $4,686,336 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

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SELLING SHAREHOLDERS

We are registering a total of 2,383,145 shares of common stock, comprised of 12,091 shares of common stock issued in the share exchange transaction that completed on March 29, 2010, 1,518,993 shares of common stock issued in the private placement financing transaction completed on May 6, 2010, 759,497 shares of common stock underlying the Investor Warrants at an Exercise Price of $5.50 per share held by certain of the investors and 92,564 shares of common stock underlying Agent Warrants issued to Rodman & Renshaw, LLC and Newbridge Securities Corporation, their employees and other persons acting on their behalf.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders.  Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

	Shares Beneficially Owned Prior to the Offering (1)				Shares Being	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number			Percentage (2)	Offered	Number	Percentage (2)
Alfred Fields for OYL/AFA Pension Fund	30,000	(3)	(5)	*	30,000	0	0
Allen, Charles W.	4,500	(3)	(32)	*	4,500	0	0
Ancora Greater China Fund, LP	150,000	(3)	(6)	2.10%	150,000	0	0
Betman, Ronald J.	6,000	(3)		*	6,000	0	0
Bridgeway Asset Management Ltd.	75,000	(3)	(7)	*	75,000	0	0
Bristol Investment Fund, Ltd	90,000	(3)	(8)	*	90,000	0	0
Celenian Appreciation Fund, LP	36,000	(3)	(9)	*	36,000	0	0
CG Trust	45,000	(3)	(10)	*	45,000	0	0
CNH Diversified Opportunities Master Account, L.P.	150,000	(3)	(11)	2.10%	150,000	0	0
Daybreak Special Situations Master Fund Ltd	45,000	(3)	(12)	*	45,000	0	0
Enfield, George I.	6,000	(3)		*	6,000	0	0
Equinox Capital Investor	24,000	(3)	(13)	*	24,000	0	0
Excalibur Special Opportunities LP	120,000	(3)	(14)	*	120,000	0	0
Fields, Ephraim	30,000	(3)		*	30,000	0	0
Figliuolo, Ralph	15,000	(3)		*	15,000	0	0
Fitzgibbon, John W.	12,000	(3)		*	12,000	0	0
Forti, David W.	15,000	(3)		*	15,000	0	0
Gaffoglio, Carl J.	30,000	(3)		*	30,000	0	0
Gargiulo, Janet	3,000	(3)		*	3,000	0	0
Genesis Asset Opportunity Fund LP	75,000	(3)	(15)	*	75,000	0	0
Gibralt Capital Corporation	375,000	(3)	(16)	5.16%	375,000	0	0
Grodko, Jeffrey	9,000	(3)		*	9,000	0	0
Hammerman Capital Partners	75,000	(3)	(17)	*	75,000	0	0
Hayden, Matthew	30,000	(3)		*	30,000	0	0
Hickey, Paul	15,000	(3)	(33)	*	15,000	0	0
Hinds, Boyd	24,000	(3)		*	24,000	0	0
Horner, William J.	60,000	(3)		*	60,000	0	0
Houng Lee Family Trust	6,000	(3)	(18)	*	6,000	0	0
Ilangovan, Somasundaram	6,000	(3)		*	6,000	0	0
Jayhawk Private Equity Fund II, L.P.	150,000	(3)	(19)	2.10%	150,000	0	0
Kain, Joseph	9,000	(3)		*	9,000	0	0
Kaplan, Thomas R.	9,000	(3)		*	9,000	0	0
Kittles, Eugene A.	6,000	(3)		*	6,000	0	0
Kohn, Saunders & Diana	18,000	(3)		*	18,000	0	0
Lee, Michael Peter	12,000	(3)		*	12,000	0	0
Lipinski, Walter J	6,000	(3)		*	6,000	0	0
Lumen Capital Limited Partnership	21,000	(3)	(20)	*	21,000	0	0
Machaby Partners S.P.A.	89,990	(3)	(21)	*	89,990	0	0
Maple Day Limited	15,000	(3)	(22)	*	15,000	0	0
Medway, Marc J.	7,500	(3)		*	7,500	0	0
Montazeri, Ali	6,000	(3)		*	6,000	0	0
Morris, Michael	15,000	(3)	(34)	*	15,000	0	0

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O’Shaunessey , Aidan	6,000	(3)		*	6,000	0	0
Paragon Capital LP	60,000	(3)	(23)	*	60,000	0	0
Ravallo, Michael	30,000	(3)		*	30,000	0	0
Samuelson, Eric R.	18,000	(3)		*	18,000	0	0
Shira Capital LLC	75,000	(3)	(24)	*	75,000	0	0
Smith, Alton	6,000	(3)		*	6,000	0	0
Smith, Scott C.	9,000	(3)		*	9,000	0	0
Stangarone, Burt	24,000	(3)	(35)	*	24,000	0	0
Tangiers Investors LP	22,500	(3)	(25)	*	22,500	0	0
The James P. Miscoll Bypass Trust	15,000	(3)	(26)	*	15,000	0	0
USX China Fund	45,000	(3)	(27)	*	45,000	0	0
Walsh, Kenneth E.	9,000	(3)		*	9,000	0	0
Warburton George A.	12,000	(3)		*	12,000	0	0
Webb, Michael	6,000	(3)		*	6,000	0	0
Wilmark of Nevada Inc.	15,000	(3)	(28)	*	15,000	0	0
Rodman & Renshaw, LLC	45,172	(4)	(29)	*	45,172	0	0
Ramnarian Jaigobind	11,377	(4)		*	11,377	0	0
Eric Lord	1,148	(4)		*	1,148	0	0
Kevin Mangan	383	(4)		*	383	0	0
Chirag Choudhary	7,616	(4)		*	7,616	0	0
Harry Iannou	3,761	(4)		*	3,761	0	0
George Anagnostou	539	(4)		*	539	0	0
Jonah Raskas	935	(4)		*	935	0	0
Newbridge Securities Corporation	5,242	(4)	(30)	*	5,242	0	0
Francis Argenziano	3,284	(4)		*	3,284	0	0
Anthony Sarkis	3,334	(4)		*	3,334	0	0
David Y. Wong	3,284	(4)		*	3,284	0	0
Douglas Agulilla	2,163	(4)		*	2,163	0	0
Lewis Mason	1,803	(4)		*	1,803	0	0
William La Piana	585	(4)		*	585	0	0
Stewart Ginn	585	(4)		*	585	0	0
Howard Yeager	500	(4)		*	500	0	0
Eric Goefert	122	(4)		*	122	0	0
Aaron Banks	609	(4)		*	609	0	0
Austin Dutton	49	(4)		*	49	0	0
Bob Diamond	73	(4)		*	73	0	0
Horace Robinson, Jr.	843	(31)		*	843	0	0
Margene W. MacDougall	5,624	(31)		*	5,624	0	0
Stephen and Marianne Garber, JWTROS	5,624	(31)		*	5,624	0	0
Total	2,383,145			29.65%	2,383,145	0	0

* Less than 1%.
__________________
(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)
As of the date hereof, there were 7,144,071 shares of common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling security holder on the date hereof, (a) the numerator is the number of common stock beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of the date hereof), and (b) the denominator is the sum of (i) the 7,144,071 shares outstanding on the date hereof, and (ii) the number of shares of common stock which such selling the stockholder has the right to acquire within 60 days of the date hereof.

(3)
We are registering 1,518,993 shares of common stock issued in the financing and 759,497 shares of common stock issuable upon exercise of outstanding Investor Warrants at an exercise price of $5.50 per share.  We issued these Investor Warrants to investors in conjunction with our private placement completed on May 6, 2010.

(4)
We are registering the common stock underlying the Agent Warrants issued to Rodman and Newbridge, the placement agents in the financing, their employees and other persons acting on its behalf to purchase a total of 92,564 shares at $5.50 per share.  These Agent Warrants were issued in conjunction with our private placement completed on May 6, 2010.  Rodman and Newbridge are registered broker-dealers. Rodman and Newbridge and their employees received such shares as compensation for investment banking services.

(5)	Alfred Fields, as managing director, has voting and investment control over the shares owned by this entity.

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(6)
John P. Micklitsch, as managing director, has voting and investment control over the shares owned by this entity. Ancora Advisors, LLC is the General Partner of Ancora Greater China Fund, L.P., and has common management and ownship with Ancora Securities Inc., which is a registered broker-dealer. It acquired such shares in the ordinary course of business and at the time of the acquisition it did not have any arrangements or understandings with any person to distribute the securities.

(7)	Simon Mu, as managing director, has voting and investment control over the shares owned by this entity.

(8)	Paul Kessler, as managing director, has voting and investment control over the shares owned by this entity.

(9)	Ilro Yoon, as managing director, has voting and investment control over the shares owned by this entity.

(10)	Judith Grossman has voting and investment control over the shares owned by this entity.

(11)	Bradley D. Asness, as managing director, has voting and investment control over the shares owned by this entity.

(12)	Larry Butz, as managing director, has voting and investment control over the shares owned by this entity.

(13)	Boyd Hinds, as managing director, has voting and investment control over the shares owned by this entity.

(14)	William Hechter, as managing director, has voting and investment control over the shares owned by this entity.

(15)	Etran Benovik, as managing director, has voting and investment control over the shares owned by this entity.

(16)	Travis Dowle, as managing director, has voting and investment control over the shares owned by this entity.

(17)	Jason Hammerman, as managing director, has voting and investment control over the shares owned by this entity.

(18)	William Houng Lee has voting and investment control over the shares owned by this entity.

(19)	Michael D. Schmitz, as managing director, has voting and investment control over the shares owned by this entity.

(20)	Allan Lichtenberg, as managing director, has voting and investment control over the shares owned by this entity.

(21)	Roger Knox, as managing director, has voting and investment control over the shares owned by this entity.

(22)	Xue Yu Chao, as managing director, has voting and investment control over the shares owned by this entity.

(23)	Alan Donenfeld, as managing director, has voting and investment control over the shares owned by this entity.

(24)	Montgometry W. Cornell, as managing director, has voting and investment control over the shares owned by this entity. One of the owners of Shira Capital LLC is also a partial owner of a FINRA company.

(25)	Justin Ederle, as managing director, has voting and investment control over the shares owned by this entity.

(26)	Douglas Miscoll has voting and investment control over the shares owned by this entity.

(27)	Stephen L. Parr, as managing director, has voting and investment control over the shares owned by this entity.

(28)	Bryent Cragun, as managing director, has voting and investment control over the shares owned by this entity.

(29)	Thomas G. Pinou, as managing director, has voting and investment control over the shares owned by this entity.

(30)	Francis J. Argenziano, as managing director, has voting and investment control over the shares owned by this entity.

(31)	We are registering a total of 12,091 shares of common stock that previously issued in the share exchange transaction that closed on March 29, 2010.

(32)
Charles W. Allen is a registered investment advisor representative employed by TriPoint Global Equities, LLC, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

(33)
Paul Hickey is a registered investment advisor representative employed by Brill Securities Inc, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

(34)
Michael Morris is a registered investment advisor representative employed by Arjent Services LLC, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

(35)
Burt Stangarone is a registered investment advisor representative employed by Brill Securities Inc, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

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PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

76A

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders, that participate in the sale of the common stock or interests therein may be deemed as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders may be deemed underwriters pursuant to Section 2(a)(11) of the Securities Act.  Selling shareholders who are “underwriters” within the meaning of Section 2 (a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $_____. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such common stock without restriction by any method permitted by applicable law.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP. Legal matters as to PRC law will be passed upon for us by Jingtian + Gongcheng, Attorneys at Law. Anslow & Jaclin, LLP may rely upon Jingtian + Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Schwartz Levitsky Feldman, LLP/SRL, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

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2,383,145 Shares of Common Stock

SOUTHERN CHINA LIVESTOCK INC.

PROSPECTUS

, 2010

79A

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$2,845.15
FINRA Filing Fee(1)	(2)
NASDAQ Listing Fee(1)	(2)
Transfer Agent Fees(1)	(2)
Accounting fees and expenses(1)	(2)
Legal fees and expenses(1)	(2)
Blue Sky/Underwriters’ counsel fees and expenses(1)	(2)
Research and Investor Relations fees and expenses(1)	(2)
Printing fees and expenses(1)	(2)
Roadshow fees and expenses(1)	(2)
Miscellaneous(1)	(2)
Total	$(2)

______________
(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NASDAQ listing fee.
(2)	To be added by amendment.

Item 14. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

Since incorporation, we have issued and sold the following unregistered securities:

On September 27, 2007, we issued 100,000 shares of common stock to Sheila Hunter for $100, or $.001 per share, in acceptance of the incorporation expenses for the Company. The issuance of our shares to Ms. Hunter was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder. 98,500 shares of common stock held by Sheila Hunter were cancelled on March 29, 2010 in connection with the share exchange transaction.

On March 29, 2010, we issued 5,623,578 shares of common stock to individuals and entities as designated by the SCLI shareholders in exchange for 100% of the outstanding shares of SCLI pursuant to the Exchange Agreement dated March 29, 2010.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

From March 29, 2010 to May 6, 2010, we issued to certain investors a total of 1,518,993 shares of common stock and four-year Investor Warrants to purchase an aggregate of 759,497 shares of common stock of the Company, at an exercise price of $5.50 per share pursuant to the Subscription Agreement by and between the Company and such investors.  Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation D, Regulation S and Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the abovementioned financing, from March 29, 2010 to May 6 2010, we paid the placement agents a fee of $493,763 and issued to the placement agents four-year Agent Warrants to purchase a total of 92,564 shares of common stock at an exercise price of $5.50 per share. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the placement agents , which included, in pertinent part, that each of the placement agents were an “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that each of the placement agents was acquiring our common stock for investment purposes for its own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each of the placement agents understood that the our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement *

2.1	Share Exchange Agreement by and between the Company and Southern China Livestock International Inc., dated March 29, 2010 (2)

3.1	Certificate of Incorporation (1)

3.2	By-laws (1)

4.1	Form of Warrant (2)

5.1	Opinion of Anslow & Jaclin, LLP as to the legality of the shares

10.1	Equity Transfer Agreement, dated November 3, 2008 (2)

10.2	Equity Transfer Agreement, dated January 13, 2010 (2)

10.3	Omitted

10.4	Omitted

10.5	Funding Escrow Agreement, dated March 29, 2010 (2)

10.6	Holdback Escrow Agreement, dated March 29, 2010 (2)

10.7	Escrow Agreement for Disbursement, dated March 29, 2010 (2)

10.8	Form of Lock-Up Agreement, by and between the Company and Lockup Stockholders, dated March 29, 2010 (2)

10.9	Sales Agreement with Shenzhen Dexing Food Development Co., dated February 1, 2010 for the purchase of up to a total of 200,000 hogs (4)

10.10	Purchase and Sale Contract with Yujiang Huangguizhen Feed Agency (3)

10.11	Restated Option Agreement dated July 27, 2010 (3)

10.12	Sales Agreement with Shenzhen Dexing Food Development Co., dated March 24, 2009 for the purchase of up to a total of 600,000 hogs (4)

10.13	Five agreements with Shenzhen Dexing Food Development Co. dated April 9, 2008 for the purchase of up to a total of 83,000 pigs (4)

10.14	Share Transfer Agreement between Liqiang Song and Shu Mei Yu, Ltd. (4)

10.15	Employment Agreement with Wei (Wayne) He, dated October 8, 2010 (5)

21.1	List of subsidiaries of the Registrant (3)

23.1	Consent of Schwartz Levitsky Feldman, LLP/SRL

23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)

23.3	Consent of Jingtian + Gongcheng, Attorneys at Law (4)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated herein by reference to the Form 10 Registration Statement filed on October 22, 2007.
(2)	Incorporated herein by reference to the current report Form 8-K filed on April 1, 2010.
(3)	Incorporated herein by reference to the Registration Statement on Form S-1/a filed on August 2, 2010.
(4)	Incorporated herein by reference to the Registration Statement on Form S-1/a filed on October 1, 2010.
(5)	Incorporated herein by reference to the current report Form 8-K filed on October 14, 2010.

* To be filed by amendment.

Item 17. Undertakings

(A)        The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)           To include any prospectus required by Section 10(a) (3) of the Securities Act;

(b)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)           Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yingtan, People’s Republic of China, on the 19th day of October, 2010.

SOUTHERN CHINA LIVESTOCK INC.

By:	/s/ Luping Pan
Luping Pan President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Luping Pan	President, Chief Executive Officer,	October 19 , 2010
Luping Pan	Director (Principal Executive Officer)

/s/ Dengfu Xu	Director	October 19 , 2010
Dengfu Xu

/s/ Wei (Wayne) He	Chief Financial Officer and Director	October 19 , 2010
Wei (Wayne) He	(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement *

2.1	Share Exchange Agreement by and between the Company and Southern China Livestock International Inc., dated March 29, 2010 (2)

3.1	Certificate of Incorporation (1)

3.2	By-laws (1)

4.1	Form of Warrant (2)

5.1	Opinion of Anslow & Jaclin, LLP as to the legality of the shares

10.1	Equity Transfer Agreement, dated November 3, 2008 (2)

10.2	Equity Transfer Agreement, dated January 13, 2010 (2)

10.3	Omitted

10.4	Omitted

10.5	Funding Escrow Agreement, dated March 29, 2010 (2)

10.6	Holdback Escrow Agreement, dated March 29, 2010 (2)

10.7	Escrow Agreement for Disbursement, dated March 29, 2010 (2)

10.8	Form of Lock-Up Agreement, by and between the Company and Lockup Stockholders, dated March 29, 2010 (2)

10.9	Sales Agreement with Shenzhen Dexing Food Development Co., dated February 1, 2010 for the purchase of up to a total of 200,000 hogs (4)

10.10	Purchase and Sale Contract with Yujiang Huangguizhen Feed Agency (3)

10.11	Restated Option Agreement dated July 27, 2010 (3)

10.12	Sales Agreement with Shenzhen Dexing Food Development Co., dated March 24, 2009 for the purchase of up to a total of 600,000 hogs (4)

10.13	Five agreements with Shenzhen Dexing Food Development Co. dated April 9, 2008 for the purchase of up to a total of 83,000 pigs (4)

10.14	Share Transfer Agreement between Liqiang Song and Shu Mei Yu, Ltd. (4)

10.15	Employment Agreement with Wei (Wayne) He, dated October 8, 2010 (5)

21.1	List of subsidiaries of the Registrant (3)

23.1	Consent of Schwartz Levitsky Feldman, LLP/SRL

23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)

23.3	Consent of Jingtian + Gongcheng, Attorneys at Law (4)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated herein by reference to the Form 10 Registration Statement filed on October 22, 2007.
(2)	Incorporated herein by reference to the current report Form 8-K filed on April 1, 2010.
(3)	Incorporated herein by reference to the Registration Statement on Form S-1/a filed on August 2, 2010.
(4)	Incorporated herein by reference to the Registration Statement on Form S-1/a filed on October 1, 2010.
(5)	Incorporated herein by reference to the current report Form 8-K filed on October 14, 2010.

* To be filed by amendment.